UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934 (Amendment No.    )

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Bojangles’, Inc.

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April 20, 2018

Dear Stockholders of Bojangles’, Inc.:

You are cordially invited to attend the Bojangles’, Inc. 2018 Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting will be held on Thursday, June 7, 2018 at our corporate offices, 9432 Southern Pine Boulevard, Charlotte, North Carolina 28273 beginning at 9:00 a.m., Eastern Time.

We will consider the items of business described in the Notice of Annual Meeting of Stockholders to be Held June 7, 2018 and in the proxy statement accompanying this letter. The proxy statement contains important information about the matters to be voted on and the process for voting, along with information about Bojangles’, Inc., its management and directors.

All Bojangles’, Inc. stockholders of record at the close of business on April 13, 2018 are welcome to attend the Annual Meeting. Every stockholder’s vote is important to us, so it is important that your shares are represented at the Annual Meeting whether or not you plan to attend. To ensure that you will be represented, please promptly vote by submitting your proxy by telephone, Internet or mail. If you plan to attend the Annual Meeting in person, you must provide appropriate proof of share ownership and a form of photo identification in order to be admitted to the Annual Meeting.

On behalf of the Board of Directors, management and employees of Bojangles’, Inc., thank you for your continued support of, and ownership in, our company.

Sincerely,

James R. Kibler

Interim President and Interim Chief Executive Officer

BOJANGLES’, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 7, 2018

The 2018 Annual Meeting of Stockholders (the “Annual Meeting”) of Bojangles’, Inc. (“Bojangles’,” “we,” “us,” “our,” and the “Company”) will be held on Thursday, June 7, 2018 at our corporate offices, 9432 Southern Pine Boulevard, Charlotte, North Carolina 28273 beginning at 9:00 a.m., Eastern Time.

The Annual Meeting will be held for the following purposes:

1.	Elect the three Class III director nominees named in the accompanying proxy statement to serve as Class III directors on the Company’s Board of Directors until the 2021 annual meeting of stockholders;

2.	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2018; and

3.	Transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Our Board of Directors recommends that you vote “FOR”:

1.	Proposal No. 1 (the election to our Board of Directors of the three Class III director nominees named in the accompanying proxy statement to serve as Class III directors on the Company’s Board of Directors until the 2021 annual meeting of stockholders); and

2.	Proposal No. 2 (the ratification of KPMG LLP as our independent registered public accounting firm for fiscal 2018).

The close of business on April 13, 2018 has been fixed as the record date for determining those stockholders entitled to vote at the Annual Meeting and any postponement or adjournment of the Annual Meeting. Each share of common stock entitles its owner to one vote on each matter properly presented. Shares of common stock will be voted if present in person or represented by proxy.

This year, we are electronically disseminating the Annual Meeting materials to some of our stockholders, as permitted under the “Notice and Access” rules approved by the Securities and Exchange Commission. Stockholders for whom Notice and Access applies will receive a Notice of Internet Availability of Proxy Materials containing instructions on how to access Annual Meeting Materials via the Internet. The Notice also provides instructions on how to obtain paper copies if preferred.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 7, 2018:

Bojangles’, Inc.’s Notice of Annual Meeting of Stockholders to be Held on June 7, 2018, Proxy Statement and the 2017 Annual Report on Form 10-K are available electronically at www.edocumentview.com/BOJA.

By Order of the Board of Directors,

Laura Roberts

Secretary

Charlotte, North Carolina

April 20, 2018

2018 PROXY STATEMENT SUMMARY

Here are highlights of important information you will find in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.

ANNUAL MEETING OF STOCKHOLDERS

Date and Time	Record Date	Place	Number of Shares of Common Stock Eligible to Vote as of the Record Date

June 7, 2018 9:00 a.m. Eastern Time	April 13, 2018	Bojangles’ Corporate Offices 9432 Southern Pine Boulevard Charlotte, North Carolina 28273	36,673,276

VOTING MATTERS

	Board Recommendation	Page Reference (for more detail)
Proposal 1: Election of Three Class III Director Nominees	✓ FOR EACH NOMINEE	6

Proposal 2: Ratification of Appointment of KPMG LLP as Independent Registered Public Accounting Firm for Fiscal 2018	✓ FOR	10

OUR DIRECTOR NOMINEES

You are being asked to vote on these three Class III director nominees. Directors are elected by a plurality of votes cast. Detailed information about each nominee’s background and areas of expertise can be found beginning on page 7.

Name	Age as of Annual Meeting	Director Since	Principal Occupation	Committee Membership
				AC	CC	NCGC
Steven J. Collins	49	2011	Former Managing Director Advent International Corporation

Robert F. Hull, Jr.	53	2017	Chief Executive Officer Integrity Strategic Solutions

Steven M. Tadler	58	2011	Managing Partner Advent International Corporation

AC	Audit Committee	Chair of the Committee

CC	Compensation Committee	Committee Member

NCGC	Nominating and Corporate Governance Committee

i

CORPORATE GOVERNANCE SUMMARY FACTS

The following table summarizes our current Board structure and key elements of our corporate governance framework:

Size of Board (set by the Board)	10
Number of Independent Directors	7
Controlled Company	Yes
Board Self-Evaluation	Annual
Review of Independence of Board	Annual
Voting Standard for Election of Directors	Plurality
Diversity of Board background, experience and skills	Yes

RECENT CORPORATE HIGHLIGHTS

◾	New independent director, Robert F. Hull, Jr., appointed in September 2017.

◾	52 system-wide restaurants were opened in fiscal 2017—26 company-operated restaurants and 26 franchised restaurants.

◾	James R. Kibler appointed interim president and interim chief executive officer in March 2018.

ii

BOJANGLES’, INC.

2018 PROXY STATEMENT

INTRODUCTION

The 2018 Annual Meeting of Stockholders (the “Annual Meeting”) of Bojangles’, Inc. (“Bojangles’,” “we,” “us,” “our,” and the “Company”) will be held on Thursday, June 7, 2018 at our corporate offices, 9432 Southern Pine Boulevard, Charlotte, North Carolina 28273, beginning at 9:00 a.m., Eastern Time.

EXPLANATORY NOTE

We are an “emerging growth company” under applicable federal securities laws and therefore permitted to take advantage of certain reduced public company reporting requirements. As an emerging growth company, we provide in this proxy statement the scaled disclosure permitted under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), including some of the compensation disclosures required of a “smaller reporting company,” as that term is defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, as an emerging growth company, we are not required to conduct votes seeking approval, on an advisory basis, of the compensation of our named executive officers or the frequency with which such votes must be conducted. We will remain an emerging growth company until the earliest to occur of: (i) our reporting $1.07 billion or more in annual gross revenues; (ii) the end of fiscal year 2020; (iii) our issuance, in a three-year period, of more than $1 billion in non-convertible debt; and (iv) the date on which we are deemed to be a large accelerated filer under U.S. Securities and Exchange Commission (the “SEC”) rules.

FREQUENTLY ASKED QUESTIONS

What is the purpose of this proxy statement?

Our Board of Directors (the “Board of Directors” or “Board”) is soliciting a proxy from each holder of our common stock to vote on the items to be considered at the Annual Meeting, scheduled to take place on June 7, 2018, or at any adjournment or postponement of the Annual Meeting.

We are first mailing or making available to stockholders this proxy statement, our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 (the “Annual Report”) and related materials on or about April 25, 2018.

Why did I receive a notice regarding the availability of proxy materials on the Internet?

SEC rules allow us to furnish proxy materials to our stockholders primarily via the Internet, rather than mailing paper copies of these materials to each stockholder. We believe that this process expedites stockholders’ receipt of the proxy materials, lowers the costs of the Annual Meeting and helps conserve natural resources. On or about April 25, 2018, we will mail to each stockholder (other than those stockholders who had previously requested electronic or paper delivery of the proxy materials) a Notice of Internet Availability of Proxy Materials containing instructions on how to access and review the proxy materials, including our proxy statement and Annual Report, on the Internet and how to access a proxy card to vote on the Internet or by telephone. The Notice of Internet Availability of Proxy Materials also contains instructions on how to request a paper copy of the proxy materials. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a paper copy of the proxy materials unless you request one. If you would like to receive a paper copy of the proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. We may, at our discretion, voluntarily choose to mail or deliver a paper copy of the proxy materials, including our proxy statement and Annual Report, to one or more stockholders.

What items of business will be voted on at the Annual Meeting?

At the Annual Meeting, the following matters are scheduled for vote:

1.	The election of three Class III director nominees named in this proxy statement to serve as Class III directors on the Board of Directors until our 2021 annual meeting of stockholders;

2.	The ratification of the appointment of KPMG LLP (“KPMG”) to serve as our independent registered public accounting firm for our fiscal year 2018; and

3.	The transaction of such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Who is entitled to vote at the Annual Meeting?

Holders of our common stock as of the record date of April 13, 2018 (the “Record Date”) are entitled to notice of, and to vote at, the Annual Meeting and any postponement or adjournment of the Annual Meeting. Each share of common stock is entitled to one vote per share on all matters on which stockholders are entitled to vote. The Record Date is established by the Board as required by General Corporation Law of the State of Delaware (“Delaware Law”) and our amended and restated bylaws. At the close of business on the Record Date, we had 36,673,276 shares of common stock outstanding.

How does the Board of Directors recommend stockholders vote on the business of the Annual Meeting?

The Board of Directors recommends that stockholders vote their shares:

1.	“FOR” the election of each of the three Class III director nominees named in this proxy statement to serve as Class III directors on the Board of Directors until our 2021 annual meeting of stockholders; and

2.	“FOR” the ratification of the appointment of KPMG to serve as our independent registered public accounting firm for our fiscal year 2018.

With respect to any other matter that properly comes before the Annual Meeting, the proxy holders will vote in accordance with their judgment on such matter.

What constitutes a quorum to conduct business?

Under our amended and restated bylaws, the holders of a majority of shares of Bojangles’, Inc. common stock issued and outstanding and entitled to vote at the Annual Meeting, present in person or represented by proxy at the Annual Meeting, constitute a quorum to conduct business at the Annual Meeting. Abstentions will be treated as present for purposes of determining a quorum.

What vote is required to approve each of the items of business?

Proposal No. 1—Election of directors. The election of directors will be determined by a plurality of the common shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors.

Proposal No. 2—Ratification of independent registered public accounting firm. The affirmative vote of a majority of the common shares present in person or represented by proxy at the Annual Meeting and entitled to vote, is required to ratify KPMG as our independent registered public accounting firm for fiscal year 2018.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A portion of our common stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A. (“Computershare”), you are considered, with respect to those shares, the stockholder of record.

Beneficial owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name.

What effect do abstentions and broker non-votes have on the items of business?

An “abstention” occurs if your shares of common stock are deemed to be present at the Annual Meeting, either because you attend the Annual Meeting or because you have properly completed and returned a proxy, but you do not vote on any proposal or other matter which is required to be voted on by our stockholders at the Annual Meeting.

An abstention is not considered as a share voted and will not impact the election of directors. However, since an abstention is considered a share present or represented by proxy and entitled to vote, as one less vote for approval, it will have the effect of a vote against the ratification of our independent registered public accounting firm and any other proposals that may be brought before the Annual Meeting.

A “broker non-vote” occurs when a bank, broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because it does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. If you are a beneficial owner of common stock, your bank, broker or other nominee holder of record is permitted to vote your shares on the ratification of the independent registered public accounting firm even if the record holder does not receive voting instructions from you. Absent instructions from you, the record holder may not vote on any “nondiscretionary” matter, including a director election, an equity compensation plan, a matter relating to executive compensation, certain corporate governance or bylaw changes or any stockholder proposal. In that case, without your voting instructions, a broker non-vote will occur. For all other matters, including the ratification of our independent registered public accounting firm, the record holder may vote at its discretion. You should consult your bank, broker or other nominee holder if you have questions about this.

How can I have my shares represented at the Annual Meeting?

Voting by Proxy or Returning Voting Instruction Card

If your shares are held through a broker, trustee or nominee, you may vote your shares before the Annual Meeting by telephone or Internet by following the instructions on the Notice of Internet Availability of Proxy Materials or proxy card you received or, if you received a voting instruction form from your brokerage firm, bank, or other similar entity by mail, by completing, signing, and returning the form you received. You should check your voting instruction form to see if telephone or Internet voting is available to you.

If your shares are held in your name, you may vote your shares before the Annual Meeting by telephone or Internet by following the instructions on the Notice of Internet Availability of Proxy Materials or proxy card you received for that account.

If you received more than one Notice of Internet Availability of Proxy Materials or proxy card, this means you hold shares of our common stock in more than one account. You should complete, sign, date, and return each proxy card or vote all shares over the Internet or by telephone for each of your accounts. If you vote over the Internet or by telephone, you should not mail back the related proxy card.

Voting in Person at the Annual Meeting

While we encourage voting in advance by proxy, holders of common stock also have the option of voting their shares in person at the Annual Meeting.

Shares of common stock held directly in your name as the stockholder of record may be voted in person at the Annual Meeting. Submitting your proxy by telephone, by Internet or by mail will in no way limit your right to vote at the Annual Meeting if you later decide to attend in person.

Shares of common stock held beneficially in street name may be voted in person by you only if you obtain a signed proxy from the entity that holds your shares giving you the right to vote the shares. Owners of shares of common stock held in street name that expect to attend and vote at the Annual Meeting should contact their broker, bank or nominee as soon as possible to obtain the necessary proxy.

Even if you currently plan to attend the Annual Meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

How does discretionary voting authority apply?

If you sign, date and return your proxy card, your vote will be cast as you direct. If your card does not indicate how you want to vote, you give authority to James R. Kibler, our interim president and interim chief executive officer and a director, and M. John Jordan, our senior vice president of finance, chief financial officer and treasurer, both of whom were designated as the “proxy holders” by our Board of Directors to vote on the items discussed in this proxy statement and any other matter properly brought at the Annual Meeting. In such a case, your vote will be cast by the proxy holders as follows:

•  FOR the election of the three director nominees named in the proxy statement to serve as Class III directors on the Board of Directors until our 2021 annual meeting of stockholders;

•  FOR the ratification of appointment of KPMG as our independent registered public accounting firm for fiscal 2018; and

•  FOR or AGAINST any other properly raised matters, at the discretion of Messrs. Kibler and Jordan.

Can I change my vote or voting instructions, or revoke my proxy, after I return my proxy or voting instruction card?

For Record Holders

For record holders, you may change your vote or revoke a previously submitted proxy at any time before it is voted at the Annual Meeting by:

•	submitting a written notice of revocation to the Secretary of Bojangles’, Inc., to be delivered before the taking of the vote at the Annual Meeting to Bojangles’, Inc., 9432 Southern Pine Boulevard, Charlotte, North Carolina, 28273, Attention: Laura Roberts, Secretary;

•	executing and submitting a subsequent proxy with a later date;

•	voting by telephone or the Internet after you have given your proxy up until the deadline indicated on your proxy card; or

•	appearing in person or by a representative with a signed proxy and voting at the Annual Meeting. Your attendance at the Annual Meeting will not by itself constitute a revocation of a proxy. You must also vote your shares at the Annual Meeting to effectively revoke your previously delivered proxy. If you plan to vote your shares in person at the Annual Meeting, see the requirements set forth in “How can I have my shares represented at the Annual Meeting? Voting in Person at the Annual Meeting.”

For Beneficial Holders

For shares held in street name, you may revoke any previous voting instructions by submitting new voting instructions to the bank, broker, or intermediary holding your shares by the deadline for voting specified in the voting instructions provided by your bank, broker, or intermediary. Alternatively, if your shares are held in street name and you have obtained a legal proxy from the bank, broker, or intermediary, giving you the right to vote the shares at the Annual Meeting, you may revoke any previous voting instructions by attending the Annual Meeting and voting in person. Your attendance at the Annual Meeting will not by itself constitute a revocation of a proxy. You must also vote your shares at the Annual Meeting to effectively revoke your previously delivered proxy. If you plan to vote your shares in person at the Annual Meeting, see the requirements set forth in “How can I have my shares represented at the Annual Meeting? Voting in Person at the Annual Meeting.”

How do I gain admission to the Annual Meeting?

Attendance at the Annual Meeting is limited to holders of our common stock as of the Record Date. Registration will begin at 8:00 a.m. Eastern Time. You will need to bring valid photo identification, such as a driver’s license, when you arrive. If you hold shares in street name, typically through a brokerage account, you will also need proof of ownership to be admitted to the Annual Meeting, such as a recent brokerage statement or a letter from your bank or broker. If you want to vote your shares held in street name in person, you must bring with you a written proxy in your name from the broker, bank or other nominee that holds your shares. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting. Additional rules of conduct regarding the Annual Meeting may be provided at the Annual Meeting.

Our Annual Meeting will be held at our corporate offices, 9432 Southern Pine Boulevard, Charlotte, North Carolina 28273.

Who pays the cost of soliciting votes for the Annual Meeting?

We are making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing this proxy statement and related proxy materials. If you choose to access the proxy materials or vote over the Internet, however, you are responsible for Internet access charges you may incur. In addition to the mailing of these proxy materials, when requested, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. We will request banks, brokers, nominees, custodians and other fiduciaries who hold shares of our stock in street name to forward these proxy solicitation materials to the beneficial owners of those shares, and we will reimburse the reasonable out-of-pocket expenses they incur in doing so. At our discretion, we may engage a proxy solicitation firm to assist us with the solicitation process, for which we will bear the costs of any such engagement.

Who will count the votes?

We have retained Computershare to tabulate the votes and serve as the independent inspector of election for the Annual Meeting.

Where can I find the voting results of the Annual Meeting?

We will publish the final results of the voting in a Current Report on Form 8-K within four business days of the Annual Meeting. The Form 8-K will be available at www.bojangles.com under the “Investors” section and on the SEC’s website at www.sec.gov.

Can I access the proxy statement and annual report on the Internet?

Yes. As noted above, we are furnishing our proxy materials to our stockholders via the Internet, except for those stockholders who have elected to receive paper copies. We highly recommend that you receive electronic delivery of Bojangles’, Inc. proxy statements, annual reports and other stockholder communications. This helps reduce the use of paper and lowers our printing, postage and other costs. If you have previously requested paper copies of such materials, you can elect to receive electronic copies when you vote on the Internet.

This proxy statement and our Annual Report are available at www.edocumentview.com/BOJA.

How do I submit a stockholder proposal?

In accordance with our amended and restated bylaws, for a proposal to be included in our proxy statement for the 2018 Annual Meeting, it had to be submitted to our Secretary’s attention at the address on the cover page of this proxy statement no later than December 21, 2017. Your proposal had to be in writing and had to comply with the proxy rules of the SEC and our amended and restated bylaws. You should have sent your proposal to our corporate Secretary at our address on the cover of this proxy statement. We did not receive any stockholder proposals for inclusion in our proxy statement by the December 21, 2017 deadline.

COMPANY INFORMATION AND MAILING ADDRESS

Our principal executive offices are located at 9432 Southern Pine Boulevard, Charlotte, North Carolina 28273 and our telephone number is 704-527-2675. Our internet website address is www.bojangles.com. References in this proxy statement to “Bojangles’,” “Company,” “we,” “us” and “our” refer to Bojangles’, Inc. and our consolidated subsidiaries.

PROPOSALS REQUIRING YOUR VOTE

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

Director Nominations, Qualifications and Biographies

The nominating and corporate governance committee, consistent with the desires of the full Board, seeks to achieve a Board that represents a diverse mix of skills, perspectives, talents, backgrounds and education that will enhance our decision-making process, oversee management’s execution of strategic objectives and represent the interests of all of our stockholders. The nominating and corporate governance committee has instituted minimum qualifications that a director must meet, such as understanding the company’s business and the industry in general; attending Board and applicable committee meetings; timely reviewing and understanding materials circulated to the Board; being objective and constructive in making decisions; and being reasonably available, upon request, to advise the company’s management and officers. Additionally, key factors considered in connection with the selection of director nominees are independence, critical thinking skills, practical wisdom and mature judgment in the decision-making process. Our Board composition reflects our commitment to include individuals from diverse backgrounds and with diverse experience, and the members of our nominating and corporate governance committee are mindful of that objective when they nominate directors for election. Our Board composition also reflects the nominating and corporate governance committee’s determination as to the appropriate size of the Board to facilitate effective communication and cooperation. The nominating and corporate governance committee will review and consider any candidates for director recommended by a stockholder of record who is entitled to vote at an annual meeting and who satisfies the notice, information and consent provisions set forth in the amended and restated bylaws. The nominating and corporate governance committee will use the same evaluation criteria and process for director nominees recommended by stockholders as it uses for other director nominees. For information concerning stockholder proposals, see “Stockholder Proposals for 2019 Annual Meeting of Stockholders” below.

Important information about our corporate governance practices, the responsibilities and functioning of the Board and its committees, director compensation and related person transactions is found elsewhere in this proxy statement. We encourage you to review this information in connection with your decisions on the election of the director nominees.

The information set forth below includes, with respect to each nominee and each continuing director, his or her age as of the Annual Meeting date, principal occupation and employment during the past five years, the year in which he or she first became a director of the Company, and other public company directorships held by such person during the last five years. Further, the independence status of each nominee and each continuing director, as determined by the Board of Directors in accordance with the standards set forth in our Corporate Governance Guidelines and the listing standards of the NASDAQ Stock Market (“NASDAQ”), is provided below.

In addition to the experience, qualifications, attributes and skills of each nominee and continuing director outlined below, which have led the Board to conclude that such person should serve as a member of the Board, our Board believes that each nominee and each continuing director has demonstrated broad-based business knowledge, outstanding achievement in his or her professional career, commitment to ethical and moral values, personal and professional integrity, sound business judgment and a commitment to corporate citizenship.

Subject to the terms of our amended and restated certificate of incorporation and our amended and restated bylaws we have a staggered or classified Board of Directors with three classes of directors. The term of each class of directors ends on (i) for a class’s initial term, the dates set forth below, as applicable, or (ii) for a class’s subsequent term, the date of the third annual meeting of stockholders following the annual meeting of stockholders at which such director was elected. Ten directors currently serve on our Board of Directors. There are currently four directors in Class I, three directors in Class II, and three directors in Class III. At this Annual Meeting, you will be asked to elect three directors for Class III, as mentioned below. Seven directors will continue to serve on our Board of Directors as described below.

Each nominee currently serves on our Board and was approved by the nominating and corporate governance committee and recommended to the Board for approval following an evaluation of their qualifications and prior Board services. Each nominee has agreed to be named in this proxy statement and to serve if elected. In light of the individual qualifications and experiences of each of our director nominees and his or her contributions to our Board, our Board has concluded that each of our director nominees should be re-elected.

Directors Standing for Election

Nominees to Serve as Class III Directors until the 2021 Annual Meeting of Stockholders

Steven J. Collins, age 49, has served as a director of the Company since August 2011 and served as a director of Bojangles’ Restaurants, Inc. (a subsidiary of the Company) (“Restaurants”) from August 2011 to April 2015. Mr. Collins served as a managing director of Advent International Corporation (“Advent”), a private equity firm based in Boston, Massachusetts, from August 2000 to January 2018. Mr. Collins serves on the board of directors of Party City Holdco Inc., a vertically integrated supplier of decorated party goods, and Kirkland’s, Inc., a retailer of home décor and gifts (“Kirkland’s”) and on the board of directors of several privately held businesses. Mr. Collins also served on the board of directors of lululemon athletica inc. (“lululemon”) from September 2014 until August 2017 and Five Below, Inc. from October 2010 until March 2016. Mr. Collins originally joined Advent in 1995. He left the company in 1997 and worked at Kirkland’s and then attended Harvard Business School, before rejoining Advent in 2000. Our Board believes Mr. Collins’ qualifications to serve as a member of our Board include his experience serving as a director of various companies and significant knowledge of the retail industry.

Robert F. Hull, Jr., age 53, has served as a director of the Company since September 2017. Mr. Hull has served as chief executive officer of Integrity Strategic Solutions since April 2017. From 2003 to 2017, Mr. Hull served as the chief financial officer of Lowe’s Companies, Inc. Mr. Hull has served on the board of directors of SPX FLOW, Inc. since its spin-off from SPX Corporation in 2015 and became its chairman in May 2017. Prior to that he served on the board of directors of SPX Corporation, beginning in August 2014. Mr. Hull was also a member of the Board of Trustees of the University of North Carolina at Charlotte from 2005 to 2015. Our Board believes Mr. Hull’s qualifications to serve as a member of our Board include his deep knowledge and experience of the retail industry, as well as his financial expertise related to financial statement analysis, tax matters, supply chain efficiencies and investor relations.

Steven M. Tadler, age 58, has served as a director of the Company since August 2011 and served as a director of Restaurants from August 2011 to April 2015. Since 1993, Mr. Tadler has served as a managing partner of Advent. Mr. Tadler has also served as a member of the board of directors of Advent, since 2003 and as a member of the board of directors of wTe Corporation, a metals and plastics recycling company, since 1989. From April 2012 to May 2017, Mr. Tadler served as a member of the board of directors of TransUnion Corp., an information and risk management solutions company. Prior to this, Mr. Tadler served as a member of the board of directors of Skillsoft, a software-as-a-service company, from May 2010 to March 2014, and Dufry AG, a travel retail company, from May 2010 to April 2013. Our Board believes Mr. Tadler’s qualifications to serve as a member of our Board include his experience as an investor in and significant knowledge of the retail industry.

BOARD RECOMMENDATION

The Board of Directors unanimously recommends a vote “FOR” the election of each of the director nominees named above.

In accordance with the Board’s recommendation, the proxy holders will vote the shares of common stock covered by valid and timely received proxies “FOR” the election of each of the Class III director nominees set forth above, unless instructed otherwise.

Other Directors Not Standing for Election at this Annual Meeting

Directors who will continue to serve after the 2018 Annual Meeting are:

Class I Directors with Terms Expiring at the 2019 Annual Meeting of Stockholders

John E. Currie, age 62, has served as a director of the Company since April 2015. Mr. Currie served as the chief financial officer of lululemon, from January 2007 to January 2015. Prior to joining lululemon, Mr. Currie worked for Intrawest Corporation, a provider of destination resorts and leisure travel, from 1989 to 2006, including as chief financial officer from 2004 to 2006. Prior to joining Intrawest, Mr. Currie held senior financial positions within the BCE Group, a telecommunications service provider, and was a specialist in international taxation with a major accounting firm. Mr. Currie has served as a member of the board of directors and audit committee of Aritzia, Inc., an innovative design house and fashion retailer of exclusive brands, since September 2016. Mr. Currie was a member of the board of directors of Hathor Exploration Limited, a junior resource exploration company listed on the Toronto Stock Exchange, from November 2006 to January 2012 and Coastal Contacts Inc., a contact lenses and eyeglasses retailer listed on the Toronto Stock Exchange, from March 2012 to April 2014. Mr. Currie has been a member of the board of directors for the Vancouver Airport Authority, a community-based, not-for-profit organization that manages the Vancouver, British Columbia, Canada airport, since November 2012 and is currently a member of the board of directors for Frank & Oak Inc., a menswear retailer and subscription service. Mr. Currie is a chartered professional accountant. Our Board believes Mr. Currie’s qualifications to serve as a member of our Board include his extensive experience as an executive and a director with various public companies.

Christopher J. Doubrava, age 33, has served as a director of the Company since April 2014 and served as a director of Restaurants from April 2014 to April 2015. Since January 2015, Mr. Doubrava has served as a vice president of Advent. Prior to this, from March 2010 until December 2014, Mr. Doubrava served as an associate of Advent. From July 2007 until February 2010, Mr. Doubrava served as an analyst for Goldman, Sachs & Co. in the Bank Debt Portfolio Group in New York, New York. Our Board believes Mr. Doubrava’s qualifications to serve as a member of our Board include his experience as an investor in and significant knowledge of the retail industry.

Starlette B. Johnson, age 55, has served as a director of the Company since March 2016. Since August 2012, Ms. Johnson has served as president of SBJ Advisory Group, LLC, a consulting company in Dallas, Texas working with private equity companies, industry service providers, and emerging brands. From October 2015 to October 2016, Ms. Johnson served as the president and chief executive officer of Twin Restaurant Holdings, LLC, parent company to the Twin Peaks restaurant chain. From November 2011 to May 2012, Ms. Johnson served as a search consultant of Spencer Stuart, a global executive search and leadership consulting firm in Dallas, Texas. From September 2010 to November 2011, Ms. Johnson served as an independent consultant to various companies in Dallas, Texas. From June 2006 to September 2010, Ms. Johnson served as the president and chief operating officer of Dave & Buster’s, Inc., an owner and operator of dining and entertainment venues. Ms. Johnson serves as a member of the board of directors and audit committee, and is the chair of the nominating/corporate governance committee, for Chuy’s Holdings, Inc., a full-service casual Mexican chain. Since October 2015, Ms. Johnson has served as a member of the board of directors for Front Burner Restaurant Holdings, the parent company of Twin Restaurant Holdings. She also serves on the board of directors of privately-held SusieCakes, a classic desserts bakery based in Southern California. From May 2008 through November 2013, Ms. Johnson served as a member of the board of directors and audit committee and was the chair of the nominating/governance committee, of Tuesday Morning Corporation, a national closeout retailer. Our Board believes Ms. Johnson’s qualifications to serve as a member of our Board include her deep understanding of the restaurant and retail industries, as well as extensive experience as an executive and a director with various public companies.

Mark A. Rowan, age 63, has served as a director of the Company since April 2017. Mr. Rowan has served as Chief People Officer of Pilot Travel Centers, LLC, an operator of travel centers and travel plazas in North America, since October 2012. Mr. Rowan has also served as President of RMM Hospitality Services, LLC, an operator of restaurants and special event venues in East Tennessee, since October 2004. Our Board believes Mr. Rowan’s qualifications to serve as a member of our Board include his extensive experience as an executive and significant knowledge of the retail industry.

Class II Directors with Terms Expiring at the 2020 Annual Meeting of Stockholders

Tommy L. Haddock, age 67, has served as a director of the Company since August 2011 and served as director of Restaurants from September 2007 to April 2015. Since 1979, Mr. Haddock has served as president and director of a franchisee of the Company, Tri-Arc Food Systems, Inc. (“Tri-Arc”), which currently owns and operates 51 franchised Bojangles’ restaurants. Our Board believes Mr. Haddock’s qualifications to serve as a member of our Board include his familiarity with us, his deep understanding of restaurant operations, and his significant franchisee experience.

James R. Kibler, age 63, has served as interim president and interim chief executive officer of the Company since March 2018 and a director of the Company since August 2011. Mr. Kibler served as non-executive chairman of the Board from February 2014 to June 2016 and served as a director of Restaurants from February 2014 to April 2015. From September 2007 to January 2014, Mr. Kibler served as chief executive officer, president and director of Restaurants. From September 2011 to July 2013, he served as president of the Company, and from July 2013 to January 2014, he served as president and chief executive officer of the Company. From September 1996 to April 2011, Mr. Kibler served as president of Kibler-Mitchell Enterprises, Inc., a restaurant company in Spartanburg, South Carolina. Based on his extensive management experience in the casual dining and quick-service sectors, his familiarity with us, his deep understanding of restaurant operations, and his franchisee experience, we believe Mr. Kibler is well-qualified to serve on our Board.

William A. Kussell, age 59, has served as non-executive chairman of the Board since June 2016 and as a director of the Company and as an advisor to the Company since August 2011, and served as a director of Restaurants from August 2011 to April 2015. Since January 2010, Mr. Kussell has served as an operating partner of, and a consultant to, Advent. From January 2008 to January 2010, Mr. Kussell served as president and chief brand officer of Dunkin’ Brands, Inc. in Canton, Massachusetts. Prior to this, from March 2006 to January 2010, Mr. Kussell served as a member of the board of directors of Dunkin’ Brands, Inc. From November 2013 to June 2015, Mr. Kussell served as a member of the board of directors of Coffee Bean and Tea Leaf, a specialty coffee and tea retailer and café. Mr. Kussell served as a member of the board of directors of Extended Stay America, a national hospitality business, from November 2010 to July 2016, and has served as a member of the board of directors of Modell’s Sporting Goods, a national sporting goods retailer, since November 2009. Our Board believes Mr. Kussell’s qualifications to lead us and to serve as a member of our Board include his familiarity with us and his deep understanding of restaurant and franchisor operations.

In addition to the information presented above regarding each director’s specific experiences, qualifications, attributes and skills, we believe that all of our directors have a reputation for integrity and adherence to high ethical standards. Each of our directors has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to us and our Board. Finally, we value our directors’ experience on other company boards and board committees.

There are no family relationships between any of our executive officers, directors and director nominees. The business address of each of our directors and director nominees is 9432 Southern Pine Boulevard, Charlotte, North Carolina 28273.

PROPOSAL NO. 2 – RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of KPMG LLP

In accordance with its charter, the audit committee selected the firm of KPMG to be our independent registered public accounting firm for the fiscal year 2018 audit period and, with the endorsement of the Board of Directors, recommends to our stockholders that they ratify that appointment. The audit committee will reconsider the appointment of KPMG for the next audit period if such appointment is not ratified. Representatives of KPMG are expected to attend the Annual Meeting, will have the opportunity to make a statement if they desire and are expected to be available to respond to appropriate questions.

Audit Committee Pre-Approval of Accounting Services

The audit committee of our Board of Directors oversees our corporate accounting and financial reporting process. Among other things, our audit committee is responsible for the appointment, oversight and evaluation of our independent registered public accounting firm. In accordance with our audit committee’s charter, our audit committee must approve, in advance of the service, all audit and permissible non-audit services provided by our independent registered public accounting firm in order to assure that they do not impair the independent auditor’s independence. Our independent registered public accounting firm may not be retained to perform the non-audit services specified in Section 10A(g) of the Exchange Act. The audit committee has concluded that provision of the non-audit services described in that section is not compatible with maintaining the independence of KPMG.

The audit committee has established a policy regarding pre-approval of audit and permissible non-audit services provided by our independent registered public accounting firm. Under that policy and the audit committee’s charter, the audit committee must approve the services to be rendered and fees to be charged by our independent registered public accounting firm. Unless a type of service has received general pre-approval, it will require specific pre-approval of the audit committee if it is to be provided by the independent auditor. The audit committee may establish pre-approval fee limits for all services to be provided by the independent accountant. The audit committee must then approve, in advance, any services or fees exceeding those pre-approved levels, subject to the de minimis exception set forth in Section 10A(i)(1)(B) of the Exchange Act. The audit committee has delegated to its chair the authority to grant separate pre-approvals of services and fees in accordance with the pre-approval policy for non-audit services. The audit committee may further delegate pre-approval authority from time to time to one or more of its other members in its discretion. All requests or applications for services to be provided by our independent registered public accounting firm must be submitted to the chief financial officer and must include a detailed description of the services to be rendered. The chief financial officer will determine whether such services are included within the list of services that have received the general pre-approval of the audit committee.

Principal Accounting Fees and Services

The following table presents the fees billed by KPMG for services rendered for fiscal 2017 and fiscal 2016:

	Fiscal 2017	Fiscal 2016
	(in 000s)
Audit Fees(1)	$475	$529
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total(2)	$475	$529

(1)	Represents audit fees billed for each of fiscal years 2017 and 2016. Audit fees include fees for professional services rendered in connection with the annual audit of our consolidated financial statements and the review of our interim financial statements included in quarterly reports, as well as fees for services that generally only the independent registered public accounting firm can be reasonably expected to provide, including comfort letters, consents, and review of registration statements filed with the SEC.

(2)	In fiscal years 2017 and 2016, the audit committee did not approve any services or fees pursuant to the de minimis exception set forth in Section 10A(i)(1)(B) of the Exchange Act.

BOARD RECOMMENDATION

The Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of KPMG to serve as our independent registered public accounting firm for our fiscal year ending December 30, 2018.

In accordance with the Board’s recommendation, the proxy holders will vote the shares of common stock covered by valid and timely received proxies “FOR” the ratification of the appointment of KPMG to serve as our independent registered public accounting firm for our fiscal year ending December 30, 2018, unless instructed otherwise.

CORPORATE GOVERNANCE AND BOARD STRUCTURE

Composition of the Board of Directors

Our business and affairs are managed under the direction of our Board of Directors, which currently consists of ten members. Our amended and restated certificate of incorporation and amended and restated bylaws provide that our Board of Directors consists of a number of directors to be fixed exclusively by resolution of the Board of Directors.

Our amended and restated certificate of incorporation provides for a staggered, or classified, Board of Directors consisting of three classes of directors, each serving staggered three-year terms, as follows:

•	the Class I directors are Ms. Johnson and Messrs. Currie, Doubrava and Rowan, and their terms will expire at the annual meeting of stockholders to be held in 2019;

•	the Class II directors are Messrs. Haddock, Kibler and Kussell, and their terms will expire at the annual meeting of stockholders to be held in 2020; and

•	the Class III directors are Messrs. Collins, Hull, and Tadler, and their terms will expire at the annual meeting of stockholders to be held in 2018.

Upon expiration of the term of a class of directors, directors for that class will be elected for a three-year term at the annual meeting of stockholders in the year in which that term expires. Each director’s term continues until the election and qualification of his or her successor, or his or her earlier death, resignation, retirement, disqualification or removal. Any vacancies on our Board of Directors will be filled only by the affirmative vote of a majority of the directors then in office. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.

Our amended and restated certificate of incorporation provides that directors may only be removed for cause. To remove a director for cause, 66 2/3% or more of the outstanding shares of capital stock then entitled to vote at an election of directors must vote to remove the director at an annual or special meeting. The amended and restated certificate of incorporation also provides that, if a director is removed or if a vacancy occurs due to either an increase in the size of the Board or the death, resignation, disqualification or other cause, the vacancy will be filled solely by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum remain.

The classification of our Board of Directors, together with the ability of the stockholders to remove our directors only for cause and the inability of stockholders to call special meetings, will make it more difficult for a third-party to acquire control of us.

Director Independence and Controlled Company Status

Advent owns a majority interest in us, and accordingly, we are a “controlled company” under the rules of NASDAQ. The “controlled company” exception eliminates the requirements that we have (a) a majority of independent directors on our Board and (b) compensation and nominating and corporate governance committees composed entirely of independent directors, as independence is defined in Rule 10A-3 of the Exchange Act and under NASDAQ listing standards. The “controlled company” exception does not modify the independence requirements for the audit committee, and we are in compliance with the requirements of the Sarbanes-Oxley Act and NASDAQ.

We have seven independent directors on our Board. Our Board of Directors has determined that Ms. Johnson and Messrs. Collins, Currie, Doubrava, Hull, Rowan and Tadler are independent as defined under the corporate governance rules of NASDAQ.

If at any time we cease to be a “controlled company” under NASDAQ rules, our Board of Directors will take all action necessary to comply with the applicable NASDAQ rules, including ensuring that our Board of Directors is composed of a majority of independent directors and establishing certain committees composed entirely of independent directors, subject to a permitted “phase-in” period.

Board Leadership Structure and Board’s Role in Risk Oversight

Our Board of Directors has no policy with respect to the separation of the offices of chief executive officer and chairman of the Board of Directors. It is the Board of Directors’ view that rather than having a rigid policy, the

Board of Directors, with the advice and assistance of the nominating and corporate governance committee, and upon consideration of all relevant factors and circumstances, will determine, as and when appropriate, whether the two offices should be separate. Currently, our leadership structure separates the offices of chief executive officer and chairman of the Board of Directors with Mr. Kibler serving as our interim chief executive officer and Mr. Kussell serving as non-executive chairman of the Board. We believe this is appropriate as it provides Mr. Kibler with the ability to focus on our day-to-day operations while allowing Mr. Kussell to lead our Board of Directors in its fundamental role of providing advice to, and oversight of management.

Our Board of Directors plays an active role in overseeing management of our risks. Our Board of Directors regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each. Our compensation committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. Our audit committee oversees management of financial risks. Our nominating and corporate governance committee is responsible for managing risks associated with the independence of the Board of Directors. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, our full Board of Directors keeps itself regularly informed regarding such risks through committee reports and otherwise.

Committees of the Board of Directors

Our Board of Directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. Each committee operates under a charter that has been approved by our Board of Directors and is available on our website, www.bojangles.com, under the “Investors” section.

Audit Committee

Our audit committee oversees our corporate accounting and financial reporting process. Our audit committee met six times during fiscal 2017. The audit committee has the following responsibilities, among others, as set forth in the audit committee charter:

•	selecting and hiring our independent registered public accounting firm and approving the audit and non-audit services to be performed by our independent registered public accounting firm;

•	evaluating the qualifications, performance and independence of our independent registered public accounting firm;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	reviewing the adequacy and effectiveness of our internal control policies and procedures when required by the SEC;

•	overseeing management of financial risks;

•	preparing the audit committee report required by the SEC to be included in our annual proxy statement;

•	discussing the scope and results of the audit with the independent registered public accounting firm and reviewing with management and the independent registered public accounting firm our interim and fiscal year-end operating results;

•	approving related party transactions; and

•	reviewing whistleblower complaints relating to accounting, internal accounting controls or auditing matters and overseeing the investigations conducted in connection with such complaints.

Our audit committee consists of Ms. Johnson and Messrs. Currie and Rowan. Ms. Johnson serves as the chair of the audit committee. Ms. Johnson and Messrs. Currie and Rowan are independent for purposes of serving on the audit committee, and meet the requirements for financial literacy under the applicable rules and regulations of the SEC and NASDAQ. Our Board has determined that Mr. Currie is an audit committee financial expert as defined under the applicable rules of the SEC and has the requisite financial sophistication defined under the applicable rules of NASDAQ. See “—Director Independence and Controlled Company Status.”

Compensation Committee

Our compensation committee reviews and recommends policies relating to compensation and benefits of our officers and employees. Our compensation committee met five times during fiscal 2017. The compensation committee has the following responsibilities, among others, as set forth in the compensation committee’s charter:

•	reviewing and approving compensation of our executive officers, including annual base salary, annual incentive bonuses, specific goals, equity compensation, employment agreements, severance and change-in-control arrangements and any other benefits, compensation or arrangements;

•	reviewing and recommending the terms of employment agreements with our executive officers;

•	reviewing succession planning for our executive officers;

•	reviewing and recommending compensation goals, bonus and stock-based compensation criteria for our employees;

•	reviewing and recommending the appropriate structure and amount of compensation for our directors;

•	overseeing the management of risks relating to our executive compensation plans and arrangements;

•	reviewing and discussing annually with management our “Compensation Discussion and Analysis” when required by SEC rules;

•	preparing the compensation committee report, when required by the SEC, to be included in our annual proxy statement; and

•	administering, reviewing and making recommendations with respect to our equity compensation plans.

Our compensation committee consists of Messrs. Collins, Currie and Tadler. Mr. Collins serves as the chair of the compensation committee. Our Board has determined that Messrs. Collins, Currie and Tadler are independent under applicable rules and regulations of the SEC and NASDAQ. See “—Director Independence and Controlled Company Status.”

Our chief executive officer annually reviews the performance of all of our executive officers. He then recommends annual merit salary adjustments and any changes in annual or long-term incentive opportunities for other executives. These recommendations are submitted to the compensation committee for review, discussion and approval and the compensation committee then sets the appropriate levels of compensation for our executive officers.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is responsible for making recommendations regarding candidates for directorships and the size and composition of our Board. Our nominating and corporate governance committee met nine times during fiscal 2017. Among other matters, the nominating and corporate governance committee is responsible for the following, as set forth in the nominating and corporate governance committee’s charter:

•	assisting our Board of Directors in identifying prospective director nominees and recommending nominees for each annual meeting of stockholders to our Board of Directors;

•	reviewing developments in corporate governance practices and recommending updates to the governance principles applicable to our Board of Directors;

•	managing risks associated with the independence of our Board of Directors;

•	evaluating and making recommendations as to the size and composition of our Board of Directors;

•	overseeing the evaluation of our Board of Directors and management; and

•	recommending members for each Board committee of our Board of Directors.

Our nominating and corporate governance committee consists of Messrs. Kussell, Tadler, and Collins. Mr. Kussell serves as the chair of the nominating and corporate governance committee. Our Board has determined that Messrs. Tadler and Collins are independent under applicable rules and regulations of the SEC and NASDAQ. See “—Director Independence and Controlled Company Status.”

Director Compensation

In fiscal 2017, certain of our directors received compensation for their service as directors. We have adopted a formal director compensation policy for all of our non-employee directors. These matters are further described below in the section entitled “Executive and Director Compensation—Compensation of Directors.”

Compensation Committee Interlocks and Insider Participation

Messrs. Collins and Tadler served as members of the compensation committee throughout fiscal 2017. Each of Messrs. Collins and Tadler has relationships with us that require disclosure under Item 404 of Regulation S-K under the Exchange Act. See “Certain Relationships and Related Party Transactions” for more information.

None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or compensation committee.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The code of business conduct and ethics is available on our website at www.bojangles.com under the “Investors” section. Disclosure regarding any amendments to the code of business conduct and ethics, or any waivers of its requirements, will be included in a current report on Form 8-K within four business days following the effective date of the amendment or waiver, unless posting such information on our website will then satisfy the rules of NASDAQ.

Corporate Governance Guidelines

Our Board of Directors has adopted corporate governance guidelines that serve as a flexible framework within which our Board of Directors and its committees operate. These guidelines cover a number of areas including the size and composition of the Board, Board membership criteria and director qualifications, director responsibilities, Board agenda, roles of the non-executive chairman of the Board and chief executive officer, meetings of independent directors, committee responsibilities and assignments, Board member access to management and independent advisors, director communications with third parties, director compensation, director orientation and continuing education, evaluation of senior management and management succession planning. A copy of our corporate governance guidelines is available on our website at www.bojangles.com under the “Investors” section.

Board Meetings and Attendance

Our Board met nine times and acted by unanimous written consent one time during fiscal 2017. Each incumbent Director attended at least 75% of the total of all Board and Committee meetings he/she was entitled to attend during fiscal 2017. Our Board expects its members to attend each annual meeting of stockholders.

Executive Sessions of the Board

The non-management directors meet in conjunction with regular Board meetings outside the presence of management in executive sessions. In addition, our independent directors also met in executive sessions. Non-management directors will continue to have executive sessions. After certain executive sessions, a designated director updates our chief executive officer on the key items discussed, as appropriate. The non-executive chairman presided at all such regularly scheduled executive sessions of the non-management directors during fiscal 2017, as well as over Board meetings.

Communications with the Board of Directors

Stockholders wishing to formally communicate with our Board, any Board committee, the independent directors as a group or any individual director may send communications directly to the Company at Bojangles’, Inc., 9432 Southern Pine Boulevard, Charlotte, North Carolina, 28273, Attention: Laura Roberts, Secretary. All clearly marked written communications, other than unsolicited advertising or promotional materials, are logged and copied, and forwarded to the director(s) to whom the communication was addressed. Please note that the foregoing communication procedure does not apply to (i) stockholder proposals pursuant to Exchange Act Rule 14a-8 and communications made in connection with such proposals or (ii) service of process or any other notice in a legal proceeding.

AUDIT COMMITTEE REPORT

During fiscal year 2017, our audit committee consisted of Ms. Johnson and Messrs. Currie and Rowan. Ms. Johnson serves as the chair of the audit committee. Ms. Johnson and Messrs. Currie and Rowan are independent for purposes of serving on the audit committee, and meet the requirements for financial literacy under the applicable rules and regulations of the SEC and NASDAQ. Our Board has determined that Mr. Currie is an audit committee financial expert as defined under the applicable rules of the SEC and has the requisite financial sophistication defined under the applicable rules of NASDAQ.

The audit committee has met and reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2017 with the Company’s management, which has the primary responsibility for the Company’s financial statements, as well as with the Company’s independent auditor, KPMG, who is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards of the Public Company Accounting Oversight Board. The audit committee is not providing any expert or special assurance as to the Company’s financial statements or providing any professional certification with respect to the independent auditor’s work product.

The audit committee has discussed with KPMG the matters required to be discussed by Auditing Standard No. 16, “Communications With Audit Committees”, as adopted by the Public Company Accounting Oversight Board. The audit committee has received and reviewed the written disclosures and the letter from KPMG required by the applicable requirements of the Public Company Accounting Oversight Board regarding KPMG communications with the audit committee concerning independence. The audit committee also considered whether KPMG non-audit services to the Company were compatible with the independence requirements and concluded their independence was not compromised by the provision of these services.

Taking all of these reviews and discussions into account, the audit committee recommended to the Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 for filing with the SEC.

This report is provided by the following directors, who comprised the audit committee during fiscal 2017:

Starlette B. Johnson, Chair

John E. Currie

Mark A. Rowan

IDENTIFICATION OF EXECUTIVE OFFICERS AND DIRECTORS

Directors and Executive Officers

The following table sets forth the name, position and age as of the date of the Annual Meeting of individuals who serve as the directors and executive officers of Bojangles’:

Name	Age	Position/Title
William A. Kussell	59	Director and Non-Executive Chairman of the Board
James R. Kibler	63	Director, Interim President and Interim Chief Executive Officer
Steven J. Collins	49	Director
John E. Currie	62	Director
Christopher J. Doubrava	33	Director
Tommy L. Haddock	67	Director
Robert F. Hull, Jr.	53	Director
Starlette B. Johnson	55	Director
Steven M. Tadler	58	Director
Mark A. Rowan	63	Director
M. John Jordan	50	Senior Vice President of Finance, Chief Financial Officer and Treasurer
Laura Roberts	35	Vice President, General Counsel, Secretary and Compliance Officer
Jayson Romeo	48	Vice President, Chief of Staff

See “Proposal No. 1—Election of Directors” for biographies of each member of our Board of Directors. Our directors, except for Ms. Johnson, and Messrs. Hull and Rowan, have been selected pursuant to the terms of a stockholders’ agreement described more fully below under “Certain Relationships and Related Party Transactions.” The terms of the stockholders’ agreement related to the election of directors terminated upon the closing of our initial public offering (“IPO”).

M. John Jordan has served as senior vice president of finance and chief financial officer of the Company since December 2014, as treasurer of the Company since April 2015, as vice president of the Company from September 2011 to December 2014, as a director of Restaurants since April 2015, as senior vice president of finance and chief financial officer of Restaurants since March 2009 and as treasurer of Restaurants since June 2017. From 2006 to 2009, Mr. Jordan served as vice president and chief financial officer of Restaurants. Prior to this, Mr. Jordan served as vice president of The Parnell-Martin Companies LLC, a plumbing supply distribution company based in Charlotte, North Carolina from 2005 to 2006 and in various other roles, including treasurer and assistant secretary, from 1996 to 2004. Prior to this, Mr. Jordan worked with CSX Corporation and Coopers & Lybrand.

Laura Roberts has served as vice president, general counsel, secretary and compliance officer of the Company and a director of Restaurants since November 2016. From November 2014 to November 2016, Ms. Roberts served as senior director and associate general counsel of Restaurants and from April 2013 to November 2014 served as senior corporate counsel of Restaurants. From January 2012 to April 2013, Ms. Roberts served as an attorney with Baker Botts LLP in Houston, Texas working in the global projects group, with a focus on commercial real estate, representing developers in all aspects of real estate acquisitions, dispositions, leasing and related corporate governance matters. Prior to that, Ms. Roberts worked as an attorney for the law firms of Gordon & Rees LLP in Houston, Texas and Shearman & Sterling LLP in New York, New York. Ms. Roberts received her Juris Doctor degree from Columbia University School of Law in 2007 and her Bachelor of Business Administration in Management from Idaho State University in 2003.

Jayson Romeo has served as vice president and chief of staff of the Company since April 2017. From July 2015 to April 2017, Mr. Romeo served as vice president of information technology and strategic planning of Restaurants and from July 2014 to July 2015 served as senior director of strategic management of Restaurants. From January 2012 to July 2014, Mr. Romeo served as director of restaurant segment for Whataburger Restaurants, LLC, a quick-service restaurant company based in San Antonio, Texas.

Our executive officers are appointed by our Board of Directors and serve until their successors have been duly appointed and qualified or their earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

EXECUTIVE AND DIRECTOR COMPENSATION

We are providing compensation disclosure that satisfies the requirements applicable to emerging growth companies, as defined in the JOBS Act. As an emerging growth company, we have opted to comply with certain of the scaled executive compensation rules applicable to “smaller reporting companies,” as such term is defined under the Securities Act. This section includes a discussion of fiscal 2017 compensation for our chief executive officer and two most highly-compensated executive officers other than our chief executive officer who were serving as executive officers at the end of the fiscal year ended December 31, 2017 (our “named executive officers”).

Key Executive Compensation Objectives

In setting and overseeing our executive compensation program, our compensation committee focuses on the following key objectives:

•	attract and retain exceptional executive talent;

•	support our short-term and long-term business objectives;

•	encourage the creation of stockholder value on a sustainable basis by focusing executive pay more on long-term equity compensation than short-term incentives and cash compensation;

•	appropriately recognize the responsibilities and criticality of each executive to our company by understanding competitive compensation levels in our industry for each role; and

•	provide rewards that are consistent with company performance.

Our Peer Group

We utilize a peer group of similarly-situated companies to analyze external compensation practices. We consider this information when determining target compensation opportunities for our named executive officers. With input from management and Semler Brossy Consulting Group, LLC (“Semler Brossy”), the compensation committee’s independent advisor, the compensation committee expects to review the peer group annually so that its composition remains appropriate. We plan to use this peer group to primarily assess whether our executive compensation program and target compensation levels are competitive versus market practice. In addition, we plan to utilize the peer group to benchmark our compensation programs and practices, as well as compensation levels for our named executive officers, which serves as a point of reference for the compensation committee when it makes its decisions.

In constructing our peer group, the compensation committee reviewed information for and considered U.S.-based, public companies with the following attributes:

•	similar business models and industry classifications;

•	revenue that is within the range of approximately one-third to three times that of ours;

•	market capitalization that is within the range of approximately one-fourth to four times that of ours;

•	geographic location in proximity to our corporate headquarters; and

•	relatively early in their stages as a public company.

Based on these characteristics and input from Semler Brossy and management, our compensation committee selected the following companies for our peer group for fiscal 2017:

• BJ’s Restaurants, Inc.	• Noodles & Company
• Denny’s Corporation	• Papa John’s International, Inc.
• Del Taco Restaurants, Inc.	• Potbelly Corporation
• Dine Equity, Inc.	• Red Robin Gourmet Burgers, Inc.
• El Pollo Loco Holdings, Inc.	• Ruth’s Hospitality Group, Inc.
• Fiesta Restaurant Group, Inc.	• Sonic Corp.
• Habit Restaurants, Inc.	• Zoe’s Kitchen, Inc.

The compensation committee made certain changes to our peer group for fiscal 2017, including the following:

•	the elimination of Popeyes Louisiana Kitchen, Inc. because it was acquired by a company that does not meet the characteristics of our peer group.

•	the elimination of Krispy Kreme Doughnuts, Inc. because it was no longer a publicly-traded company.

•	the elimination of Jamba, Inc. because it was no longer inside the range of our market capitalization criteria, and

•	the addition of Del Taco Restaurants, Inc., El Pollo Loco Holdings, Inc., and Habit Restaurants, Inc. due to their similarity in size, business model/profile and relatively recent initial public offering to replace the companies that were eliminated.

As we grow and evolve, and as the companies in our peer group potentially change (e.g., due to merger, acquisition, delisting, etc.), our compensation committee may continue to modify our peer group as appropriate.

The table below summarizes and compares our revenue, system-wide sales and market capitalization to that of the peer group:

Peer Group Summary	GAAP Revenue (in millions)[1]	System-wide Sales (in millions)[2]	Market Capitalization (in millions)[3]
Peer Group Median	$497	$775	$640
Bojangles’	$532	$1,153	$640
Bojangles’ Percentile Rank	56%	65%	50%

(1)	Represents revenue recorded in accordance with generally accepted accounting principles (“GAAP”) for fiscal year 2016.
(2)	Represents 2015 data from Nation’s Restaurant News 2016 Top 200 Report. For Fiesta Restaurant Group, Inc., represents estimate based on franchise profile.
(3)	Based on closing prices on May 25, 2017.

Compensation levels in the general industry are also considered for determining target compensation levels for our named executive officers.

Competitive Positioning

Our compensation committee reviews a competitive range around the median peer group and general industry data for total direct compensation (at target), which includes base salary and annual and long-term incentives. Company and individual performance, and other factors, including potential succession and internal pay equity are used to determine target compensation levels for our named executive officers.

In determining the compensation levels for our chief executive officer and chief financial officer, our compensation committee has reviewed compensation levels for executives in similarly situated roles at companies in our peer group compiled by the compensation committee’s independent advisor. Our chief executive officer considers this market data (in addition to other abovementioned factors) to determine target compensation recommendations for certain of his direct reports; however the compensation committee makes the final decision on the target compensation of all named executive officers. The compensation committee also uses this data in determining the target compensation for our chief executive officer for the following year.

Summary Compensation Table

The following table sets forth information concerning the compensation of our named executive officers for fiscal years 2017 and 2016:

Name and Principal Position	Year	Salary		Bonus	Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation(3)	Total
Clifton Rutledge(4)	2017	$601,677	(5)	$—	$577,125	$339,525	$—	$9,325	$1,527,652
Former President and Chief Executive Officer	2016	$525,756		$—	$315,875	$191,800	$424,360	$11,148	$1,468,939

M. John Jordan	2017	$348,956	(5)	$—	$277,875	$163,475	$—	$16,781	$807,087
Senior Vice President of Finance, Chief Financial Officer and Treasurer	2016	$326,172		$—	$135,375	$82,200	$263,268	$17,133	$824,148

Laura Roberts(6)	2017	$220,094	(5)	$—	$192,375	$113,175	$—	$10,256	$535,900
Vice President, General Counsel, Secretary and Compliance Officer

(1)	Represents the grant date fair value of stock and options awarded during fiscal 2017, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“Topic 718”). Information concerning these amounts and the assumptions used to calculate these amounts may be found in Item 8, Financial Statements and Supplementary Data and Note 20 to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K filed with the SEC on March 8, 2018.
(2)	Represents payments under our bonus plan for the respective performance year. For more information, see below under “—Annual Cash Incentive Compensation.”
(3)	The values shown under the heading “All Other Compensation” for Messrs. Rutledge and Jordan and Ms. Roberts, represents the following perquisites and benefits:
◾	401(k) plan matching contribution: $9,000, $8,994 and $3,202, respectively
◾	Taxable benefit of auto allowance and gasoline: $0, $7,575 and $6,927, respectively
◾	Imputed life insurance: $325, $212 and $127, respectively
(4)	Mr. Rutledge separated from service with the Company on March 5, 2018.
(5)	Fiscal year 2017 consisted of 27 bi-weekly payroll periods.
(6)	Ms. Roberts was not a named executive officer during fiscal 2016.

Narrative to Summary Compensation Table

The compensation program for our named executive officers, as disclosed in the Summary Compensation Table above and discussed in more detail below, consists of the following components:

Component	Purpose	Description
Base Salary	Provide competitive level of fixed compensation commensurate with experience, skill set and responsibilities to attract and retain employees.	Reviewed annually and subject to increase based on compensation committee assessment of market competitiveness and individual performance.

Annual Cash Incentive Compensation	Motivate employees to achieve the Company’s annual financial objectives and align compensation with performance.	Provided for under our bonus plan that reward the achievement and over-achievement of our annual pre-established performance goals.

Long-term Equity Incentive Compensation	Provide competitive compensation opportunity that aligns the interests of employees with long-term shareholder interests.	Stock options with a ten-year term and restricted stock unit (“RSU”) grants that typically vest in equal annual installments over four years, subject to continued employment on the vesting date.

Retirement and Deferred Compensation Plans	Offer competitive benefits to help employees save for their retirement in a tax efficient manner.	Consists of a 401(k) plan with a matching contribution and a deferred compensation plan that allows participants to defer their salary, bonuses, commissions and other performance-based compensation.

Other Benefits	Provide competitive health and welfare benefits and other minimal perquisites commonly provided and important to our ability to attract and retain employees.	Includes automobile benefits, as well as reimbursement of certain business professional dues and certifications.

Base Salary

Certain of our named executive officers are parties to an employment agreement with the Company (described below under the section entitled “—Employment Arrangements”) that specifies their annual base salary, subject to review and potential increase annually. The compensation committee reviewed the base salaries of Messrs. Rutledge and Jordan in February 2017 and approved increases, effective April 1, 2017, as follows:

Executive Officer	Base Salary as of April 1, 2017	Base Salary as of April 1, 2016	% Change
Clifton Rutledge	$600,000	$530,450	13.1%
M. John Jordan	$338,957	$329,085	3.0%

Effective April 1, 2017, Ms. Roberts’ base salary is $216,300.

Annual Cash Incentive Compensation

We have adopted the Bojangles’, Inc. Performance Bonus Plan (the “Performance Bonus Plan”). The Performance Bonus Plan is administered by the compensation committee. The purpose of the Performance Bonus Plan is to reward selected employees of ours and our affiliates for their contributions to our financial success and thereby motivate them to continue to make such contributions in the future by granting performance-based awards that were intended to be tax deductible under section 162(m) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). See the section entitled “—Tax Deductibility of Compensation” below for a discussion about how recent changes in tax law have impacted section 162(m) of the Code. Bonus awards paid to our named executive officers under our bonus plan, as described above, are approved by the compensation committee and will be made pursuant to the Performance Bonus Plan.

Our practice with respect to annual incentive compensation has historically been to provide an opportunity to earn bonus awards based on the achievement of Company performance measures. Specifically, for fiscal 2017, the opportunity to earn bonus awards was based on the achievement of adjusted consolidated Company net income before interest expense (net of interest income), amortization of deferred debt issuance costs and provision for income taxes (“Adjusted EBIT”) budget targets. See Appendix A and our Annual Report for more information on our use of non-GAAP financial measures to assess our operational performance. For fiscal 2017, Messrs. Rutledge and Jordan and Ms. Roberts were eligible to earn a target bonus equal to 100%, 75% and 30%, respectively, of such executive’s annual base compensation as of the last day of the fiscal year, based upon the Company meeting the Adjusted EBIT budget targets established for the fiscal year. The payout range under the Performance Bonus Plan is 50% of the target bonus at threshold performance, 100% of the target bonus at target performance, and 150% of the target bonus at or above maximum performance. The payout percentage for performance below threshold performance is 0%. For performance between threshold and target or between target and maximum, the compensation committee will use straight-line interpolation to determine results and corresponding payouts. The compensation committee determines the annual incentive structure, performance metrics, and goals and each named executive officer’s threshold, target, and maximum award opportunity at the beginning of the fiscal year. The threshold, target and maximum goals under the Performance Bonus Plan for fiscal 2017 were Adjusted EBIT of $66.9 million, $69.7 million and $80.2 million, respectively. The actual Adjusted EBIT for fiscal 2017 was $53.5 million. Therefore, no named executive officer received a bonus under the Performance Bonus Plan with respect to fiscal 2017. See Appendix A for a reconciliation of GAAP net income to Adjusted EBIT.

For fiscal 2018, Ms. Roberts’ target bonus percentage was increased to 35% of her annual base compensation as of the last day of the fiscal year. For fiscal 2018, Mr. Rutledge’s target bonus percentage remained unchanged, although Mr. Rutledge is no longer employed by the Company. For fiscal 2018, Mr. Jordan’s target bonus percentage remained unchanged.

Long-term Equity Incentive Compensation

We utilize a stock-based incentive compensation plan to provide equity compensation to our named executive officers and other key personnel. All of our outstanding equity awards are governed by the Amended and Restated 2011 Equity Incentive Plan (the “2011 Plan”) and award agreements entered into between us and the participants under the 2011 Plan are designed to attract and retain executives and are intended to align the interests of the named executive officers with those of our stockholders, as well as to create a link between executive pay and the long-term performance of our common stock.

The 2011 Plan was again approved by stockholders at our 2017 Annual Meeting of Stockholders. The 2011 Plan permits the grant of: (i) options; (ii) restricted stock awards; (iii) RSUs and (iv) performance awards.

The compensation committee administers the 2011 Plan. Any of our employees, directors, consultants, and other service providers, or those of our affiliates, are eligible to participate in the 2011 Plan and may be selected by the compensation committee to receive an award.

Unless otherwise provided in an award agreement or determined by the compensation committee:

•	if a participant terminates employment with us (or our affiliates) due to death or disability, the participant’s unexercised options may be exercised, to the extent they were exercisable on the termination date, for a period of twelve months from the termination date or until the expiration of the original option term, whichever period is shorter.

•	if the participant terminates employment with us (or our affiliates) for cause (as defined in the 2011 Plan), all unexercised options (whether vested or unvested) shall terminate and be forfeited on the termination date.

•	if the participant’s employment terminates for any other reason, any vested but unexercised options may be exercised by the participant, to the extent exercisable at the time of termination, for a period of ninety days from the termination date or until the expiration of the original option term, whichever period is shorter.

•	any options that are not exercisable at the time of termination of employment shall terminate and be forfeited on the termination date.

We award stock options to promote strong alignment of management and shareholder long-term interests. Stock options allow our named executive officers to receive the value of the appreciation in our common stock between the grant date and the exercise date. The number of stock options awarded to our named executive officers for fiscal 2017 was determined by dividing the total dollar value of each named executive officer’s stock option award (as set forth in the Summary Compensation table above) by the value of one stock option (determined by the Black-Scholes method) at the close of trading on the grant date. Stock options generally become exercisable in four equal annual installments starting with the first anniversary of the grant date and have a ten-year exercisable term. Therefore, subject generally to such named executive officer’s continued employment, one-fourth of the stock option awards granted in June 2017 become exercisable in each of June 2018, June 2019, June 2020 and June 2021, and the full award expires on June 8, 2027.

We also award RSUs to promote greater equity ownership by our named executive officers, as well as to create a post-IPO retention incentive. The number of RSUs awarded to our named executive officers for fiscal 2017 was determined by dividing the dollar value of each RSU grant by the price of our common stock at the close of trading on the grant date. RSU grants generally vest in four equal annual installments starting with the first anniversary of the grant date. Therefore, one-fourth of the RSUs granted in June 2017 vest in each of June 2018, June 2019, June 2020 and June 2021.

Other Elements of Compensation

401(k) Plan

We sponsor a 401(k) tax deferred savings plan. Participants can make pretax contributions with the Company matching certain percentages of employee contributions. All employees meeting certain age and service requirements are eligible to participate in our 401(k) plan. Our named executive officers are eligible to participate in these plans generally on the same basis as our other employees. Our 401(k) plan provides substantially all employees meeting certain age and service requirements with the ability to make pre-tax retirement contributions in accordance with applicable Internal Revenue Service limits. Matching contributions are provided in an amount equal to 50% of the first 5% of elective contributions by the employee, and vest over a five-year period. The 401(k) plan matching contributions provided to our named executive officers in fiscal 2017 are reflected above in the “—Summary Compensation Table” section under the “All Other Compensation” heading.

Non-Qualified Deferred Compensation Plan

We sponsor a non-qualified deferred compensation plan for certain eligible employees. This plan allows eligible participants to defer their salary, bonuses, commissions and other performance-based compensation. Investments in the non-qualified deferred compensation plan are comprised of investments held in a rabbi trust. These investments are made at the direction of the participants and consist of money market funds and mutual funds. Deferred compensation, net of accumulated earnings and/or losses on the participant-directed investment options, is distributable in cash at employee specified dates or upon retirement, death, disability or termination from service. Our named executive officers are eligible to participate in the deferred compensation plan, although none of our named executive officers made any contributions to the deferred compensation plan with respect to compensation earned in fiscal 2017. We did not make any discretionary matching or profit sharing contributions in fiscal 2017.

Other Benefits

In fiscal 2017, certain of our named executive officers were provided with certain limited perquisites that we believe are commonly provided to similarly situated executives in the market in which we compete for talent and therefore are important to our ability to attract and retain top-level executive management. These perquisites include a monthly automobile allowance or a company-provided vehicle and reimbursement of gasoline expense, and certain business professional dues and certifications. The amounts paid or imputed to named executive officers in fiscal 2017 in respect of these perquisites are reflected above in the “—Summary Compensation Table” section under the “All Other Compensation” heading.

All employees are eligible to participate in broad-based and comprehensive employee benefit programs, including medical, dental, vision, and life and disability insurance. Our named executive officers are eligible to participate in the broad-based and comprehensive employee benefit programs, including medical, dental, vision, and life and disability insurance made available to other employees, generally on the same basis as our other employees.

Outstanding Equity Awards at Fiscal 2017 Year-End

The following table sets forth information concerning outstanding equity awards for each of the named executive officers named in the Summary Compensation Table as of December 31, 2017:

		Option Awards						RSU Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) (Exercisable)	Number of Securities Underlying Unexercised Options (#) (Unexercisable)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units That Have Not Vested ($)*	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Shares or Units of Stock That Have Not Vested ($)
Clifton Rutledge	2/7/2014	691,866	122,073	(1)	—	$8.42	2/6/2024	—	—	—	—
	6/8/2016	8,750	26,250	(2)	—	$18.05	6/8/2026	—	—	—	—
	6/8/2017	—	67,500	(3)	—	$17.10	6/8/2027	—	—	—	—
	6/8/2016	—	—		—	—	—	13,125(7)	$154,875	—	—
	6/8/2017	—	—		—	—	—	33,750(8)	$398,250	—	—
M. John Jordan	4/17/2012	100,000	230,888	(4)	—	$2.03	4/16/2022	—	—	—	—
	6/8/2016	3,750	11,250	(5)	—	$18.05	6/8/2026	—	—	—	—
	6/8/2017	—	32,500	(6)	—	$17.10	6/8/2027	—	—	—	—
	6/8/2016	—	—		—	—	—	5,625(5)	$66,375	—	—
	6/8/2017	—	—		—	—	—	16,250(6)	$191,750	—	—
Laura Roberts	6/8/2016	500	1,500	(5)	—	$18.05	6/8/2026	—	—	—	—
	6/8/2017	—	22,500	(6)	—	$17.10	6/8/2027	—	—	—	—
	6/8/2016	—	—		—	—	—	750(5)	$8,850	—	—
	6/8/2017	—	—		—	—	—	11,250(6)	$132,750	—	—

*	The market value of RSU awards is based on the closing price of the Company’s common stock as of December 29, 2017 (the last market trading date during the Company’s 2017 fiscal year), which was $11.80.
(1)

30,518 of the option shares were scheduled to vest on March 31, 2018, and the remaining option shares were scheduled to vest in three equal quarterly installments beginning June 30, 2018 subject to continued

employment. In connection with Mr. Rutledge’s departure from the Company on March 5, 2018 and pursuant to the Separation and Release agreement, by and between the Company and Mr. Rutledge (described below in the section titled “—Employment Arrangements”) (the “Release Agreement”), vesting of all 122,073 option shares was accelerated to March 5, 2018.
(2)	The option shares were scheduled to vest in equal annual installments through June 8, 2020 subject to continued employment. In connection with Mr. Rutledge’s departure from the Company on March 5, 2018 and pursuant to the Release Agreement, the vesting of 8,750 option shares was accelerated to March 5, 2018, and the remaining 17,500 option shares were forfeited.
(3)	The option shares were scheduled to vest in equal annual installments through June 8, 2021 subject to continued employment. In connection with Mr. Rutledge’s departure from the Company on March 5, 2018 and pursuant to the Release Agreement, the vesting of 16,875 option shares was accelerated to March 5, 2018, and the remaining 50,625 option shares were forfeited.
(4)	The option shares vest, subject to continued employment, on a sliding scale based on the return on investment of the funds managed by Advent (the “Advent Holders”) as compared to the “Aggregate Advent Investment Amount” (i.e. $162,900,210). The option shares will vest on the date(s) on which the Advent Holders receive an aggregate amount of net cash proceeds as follows:

Aggregate Amount of Net Cash Proceeds as Compared to Aggregate Advent Investment Amount	Percentage of Outstanding Option Shares That Will Vest
Greater than 2.5x but less than or equal to 3.0x	40.0%
Greater than 3.0x but less than or equal to 3.5x	80.0%
Greater than 3.5x	100.0%

(5)	The option shares and RSUs vest in equal annual installments through June 8, 2020 subject to continued employment.
(6)	The option shares and RSUs vest in equal annual installments through June 8, 2021 subject to continued employment.
(7)	The RSUs were scheduled to vest in equal annual installments through June 8, 2020 subject to continued employment. In connection with Mr. Rutledge’s departure from the Company on March 5, 2018 and pursuant to the Release Agreement, the vesting of 4,375 RSUs was accelerated to March 5, 2018, and the remaining 8,750 RSUs shares were forfeited.
(8)	The RSUs were scheduled to vest in equal annual installments through June 8, 2021 subject to continued employment. In connection with Mr. Rutledge’s departure from the Company on March 5, 2018 and pursuant to the Release Agreement, the vesting of 8,437 RSUs was accelerated to March 5, 2018, and the remaining 25,313 RSUs shares were forfeited.

Employment Arrangements

The following is a summary of the material terms of the employment agreements with our named executive officers. The summary below does not contain complete descriptions of all provisions of the employment agreements of our named executive officers and is qualified in its entirety by reference to such employment agreements, copies of which were previously filed with the SEC. The Company does not maintain an employment agreement with Ms. Roberts.

Mr. Rutledge. We entered into an employment agreement with Mr. Rutledge, dated January 27, 2014, which was amended and restated on December 18, 2014 and further amended on November 1, 2016. In accordance with this agreement, Mr. Rutledge was entitled to an annual base salary of $600,000 (effective as of April 1, 2017). Mr. Rutledge was eligible to earn an annual bonus, subject to the achievement of annual performance goals established by our Board at the beginning of each applicable fiscal year.

Further, the agreement contains customary non-solicitation and non-competition covenants, which covenants remain in effect for one year following any cessation of employment with respect to Mr. Rutledge.

Mr. Rutledge was entitled to reimbursement of expenses incurred in the performance of his duties.

On March 5, 2018, in connection with Mr. Rutledge’s departure, the Company entered into the Release Agreement with Mr. Rutledge. Pursuant to the Release Agreement, Mr. Rutledge is entitled to certain severance benefits, the terms of which are described below in the section entitled “—Potential Payments Upon a Termination or Change in Control.”

Mr. Kibler. On March 5, 2018, we entered into an agreement with Mr. Kibler in connection with his service as interim president and interim chief executive officer. In accordance with this agreement, Mr. Kibler is entitled to an annual base salary of $600,000. Mr. Kibler also receives an automobile allowance, and is entitled to reimbursement of expenses incurred in the performance of his duties. Absent a subsequent decision by the Board, Mr. Kibler will not be eligible to receive an annual bonus, to participate in any of our cash or equity incentive programs or to receive severance pay upon cessation of his service.

Mr. Jordan. We entered into an employment agreement with Mr. Jordan, dated May 1, 2006, which was amended and restated on September 12, 2007 and on April 27, 2011. In accordance with the employment agreement, as amended and restated, Mr. Jordan is entitled to an annual base salary of $338,957, to be reviewed no less than annually. Mr. Jordan is also eligible to receive annual bonuses which are awarded by the Board at its discretion. Mr. Jordan receives an automobile allowance, and is entitled to reimbursement of expenses incurred in the performance of his duties. Mr. Jordan is also entitled to certain severance benefits, the terms of which are described below in the section entitled “—Potential Payments Upon a Termination or Change in Control.”

Further, Mr. Jordan’s agreement contains a non-solicitation of employees covenant, which remains in effect for one year following any cessation of employment with respect to Mr. Jordan.

Potential Payments Upon a Termination or Change in Control

Mr. Rutledge—Resignation and Release Agreement. In connection with the Release Agreement, Mr. Rutledge will receive a salary continuation of 18 months ($900,000), cash out of any accrued but unused vacation and personal days, and waiver of COBRA premiums for the 12 months following the conclusion of his employment. The payments and other benefits specified in the Release Agreement are in lieu of any payments or benefits to which Mr. Rutledge may be entitled under his employment agreement or any other Company severance agreement. Additionally, pursuant to the Release Agreement, Mr. Rutledge is entitled to accelerated vesting of stock options and restricted stock units that were otherwise scheduled to vest within 12 months of the date he separated from service with the Company. This resulted in the vesting of 12,812 RSUs and the vesting of stock options with respect to 147,698 option shares. All vested stock options held by Mr. Rutledge upon his cessation of employment, including the stock options that vested pursuant to the Release Agreement, remain exercisable until the earliest of: (a) one year from the date Mr. Rutledge separated from employment with the Company, (b) the expiration of the original term of the stock option, or (c) any accelerated expiration date contemplated by the 2011 Plan in connection with a change in control or similar event or transaction. The Release Agreement also provides that the Company will reimburse up to $8,000 of Mr. Rutledge’s legal fees incurred in connection with the negotiation of the Release Agreement.

Mr. Jordan—Involuntary Termination of Employment. If Mr. Jordan’s employment is terminated by us other than for cause (as such term is defined in Mr. Jordan’s employment agreement), by Mr. Jordan as a result of a material adverse change in the nature of his responsibilities or upward reporting relationship or following a relocation of Mr. Jordan’s primary office to a location more than 40 miles away from his then-current primary office, Mr. Jordan will be entitled to receive an amount equal to 105% of his greatest compensation received for any of the three calendar years immediately preceding his separation, which will include Mr. Jordan’s base salary plus bonus amount, payable in equal installments over a period of 12 months following such termination of employment.

Tax Deductibility of Compensation

Prior to the enactment of the Tax Cuts and Jobs Act (the “Tax Act”) on December 22, 2017, a public company was limited by the Code to a $1 million deduction for compensation to its chief executive officer or any of its three other most highly compensated executive officers (other than the chief financial officer) who were employed at year-end. This limitation did not apply to compensation that met the Code’s requirements for qualifying performance-based compensation. Changes included in the Tax Act now limit a public company’s deductions to $1 million for compensation to its chief executive officer, chief financial officer, and certain other named executive officers, as well as to any individual who was subject to the $1 million deduction limitation in 2017 or any later year. Under the revised law, there is no exception for qualifying performance-based compensation unless it is pursuant to a written binding contract in effect as of November 2, 2017, and which is not modified in any material respect on or after such date.

Compensation of Directors

We have adopted a compensation policy for non-employee directors that became effective upon the closing of our IPO, which was subsequently amended in June 2016. Under this compensation policy, each of our non-employee directors who are not affiliated with Advent receives an annual cash retainer fee and an annual restricted stock award for shares of our common stock. Our non-employee directors will also receive additional cash fees for their service as members or chairs on committees. Additionally, our non-employee directors will be reimbursed for reasonable out-of-pocket travel expenses incurred in connection with attendance at Board and committee meetings and other Board related activities. The non-employee director compensation program for fiscal 2017 consisted of the following elements:

Non-Employee Directors’ Annual Retainers—Board Service

Role		Cash Compensation(1)	Equity Award
Non-Executive Chairman of the Board		$80,000	$50,000
Non-Employee Directors (excluding Non-Executive Chairman)		$40,000	$50,000

Non-Employee Directors’ Annual Retainers—Committee Service(1)

Role	Audit	Compensation	Nominating & Corporate Governance
Committee Chair	$15,000	$15,000	$5,000
Committee Member	$10,000	$7,500	$2,500

(1)	Annual cash retainers for board and committee service are paid quarterly in arrears in cash (or fully vested shares of our common stock in lieu of such cash payment, at the election of any such director).

The following table provides compensation information for fiscal 2017 for each of our directors who is not an executive officer:

Name	Fees Earned or Paid in Cash for Fiscal 2017	Stock Awards		All Other Compensation	Total
Steven J. Collins(1)	—	—		—	—
John E. Currie	$57,500	$49,983	(2)	—	$107,483
Tommy L. Haddock	$40,000	$49,983	(2)	—	$89,983
Robert F. Hull, Jr.(3)	$11,304	$33,333	(2)	—	$44,637
Starlette B. Johnson	$55,000	$49,983	(2)	—	$104,983
James R. Kibler	$40,000	$49,983	(2)	—	$89,983
William A. Kussell	$85,000	$49,983	(2)	—	$134,983
Mark A. Rowan(4)	$36,264	$49,983	(2)	—	$86,247
Steven M. Tadler(1)	—	—		—	—
Christopher J. Doubrava(1)	—	—		—	—

(1)	Pursuant to the Bojangles’, Inc. Compensation Plan for Non-Employee Directors, Messrs. Collins, Tadler and Doubrava were not eligible in fiscal 2017 for compensation as a director due to their affiliation with Advent.
(2)	Represents the grant date fair value of stock awarded during fiscal 2017, computed in accordance with Topic 718. Information concerning these amounts and the assumptions used to calculate these amounts may be found in Item 8, Financial Statements and Supplementary Data and Note 20 to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K filed with the SEC on March 8, 2018. On June 8, 2017, we granted 2,923 RSUs each to Ms. Johnson and Messrs. Currie, Haddock, Kibler, Kussell and Rowan, and on November 6, 2017, we granted 2,594 RSUs to Mr. Hull. The RSUs will vest on June 7, 2018, subject to continued service. Vested shares will be delivered within ten days of the vesting date of such RSU.
(3)	Mr. Hull was appointed as a director on September 19, 2017.
(4)	Mr. Rowan was appointed as a director on April 10, 2017.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information about the beneficial ownership of our common stock as of April 13, 2018 for:

•	each person known to us to be the beneficial owner of more than 5% of our common stock;

•	each named executive officer;

•	each of our directors; and

•	all of our executive officers and directors as a group.

Unless otherwise noted below, the address for each beneficial owner listed on the table is: c/o Bojangles’, Inc., 9432 Southern Pine Boulevard, Charlotte, North Carolina 28273. We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

For purposes of the table below, the beneficial ownership amounts and percentages are based on a total of 36,673,276 shares of our common stock outstanding as of April 13, 2018. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options or RSUs held by that person that are exercisable as of

April 13, 2018 or within 60 days thereafter. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Name of Beneficial Owner	Shares	Percentage of Class
5% Stockholders:
Advent International Corporation and affiliates(1)	18,839,342	51.4%
Named Executive Officers and Directors:
Steven J. Collins(1)(2)	18,839,342	51.4%
John E. Currie(3)	8,493	*
Christopher J. Doubrava(1)(2)	18,839,342	51.4%
Tommy L. Haddock(4)	483,399	1.3%
Robert F. Hull, Jr.(5)	2,594	*
Starlette B. Johnson(6)	5,693	*
M. John Jordan(7)	122,545	*
James R. Kibler(8)	447,342	1.2%
William A. Kussell(9)	366,877	*
Clifton Rutledge(10)	860,249	2.3%
Laura Roberts(11)	14,841	*
Mark A. Rowan(12)	2,923	*
Steven M. Tadler(1)(2)	18,839,342	51.4%
All directors and executive officers as a group (13 persons)(13)	20,342,203	52.9%

*	Less than one percent

(1)

The funds managed by Advent own 100% of Advent-Bojangles Acquisition Limited Partnership, which in turn owns 51.4% of Bojangles’, Inc., resulting in a 51.4% indirect ownership interest in Bojangles’, Inc. by the funds. This 51.4% indirect ownership interest consists of 8,622,766 shares indirectly owned by Advent International GPE VI Limited Partnership; 4,858,667 shares indirectly owned by Advent International GPE VI-A Limited Partnership; 437,073 shares indirectly owned by Advent International GPE VI-B Limited Partnership; 442,725 shares indirectly owned by Advent International GPE VI-C Limited Partnership; 340,992 shares indirectly owned by Advent International GPE VI-D Limited Partnership; 1,085,146 shares indirectly owned by Advent International GPE VI-E Limited Partnership; 1,622,067 shares indirectly owned by Advent International GPE VI-F Limited Partnership; 1,021,092 shares indirectly owned by Advent International GPE VI-G Limited Partnership; 316,500 shares indirectly owned by Advent Partners GPE VI 2008 Limited Partnership; 11,304 shares indirectly owned by Advent partners GPE VI 2009 Limited Partnership; 24,492 shares indirectly owned by Advent Partners GPE VI 2010 Limited Partnership; 26,376 shares indirectly owned by Advent Partners GPE VI-A Limited Partnership; and 30,142 shares indirectly owned by Advent Partners GPE VI-A 2010 Limited Partnership. Advent International Corporation is the manager of Advent International LLC, which in turn is the general partner of GPE VI GP Limited Partnership and GPE VI GP Delaware Limited Partnership. GPE VI GP Limited Partnership is the general partner of Advent International GPE VI Limited Partnership, Advent International GPE VI-A Limited Partnership, Advent International GPE VI-B Limited Partnership, Advent International GPE VI-F Limited Partnership and Advent International GPE VI-G Limited Partnership, and GPE VI GP Delaware Limited Partnership is the general partner of Advent International GPE VI-C Limited Partnership, Advent International GPE VI-D Limited Partnership and Advent International GPE VI-E Limited Partnership. Advent International Corporation is the manager of Advent International LLC, which is the general partner of Advent Partners GPE VI 2008 Limited Partnership, Advent Partners GPE VI 2009 Limited Partnership, Advent Partners GPE VI 2010 Limited Partnership and Advent Partners GPE VI-A 2010 Limited Partnership. Advent International Corporation exercises voting and investment power over the shares held by each of these entities and may be deemed to have beneficial ownership of any shares held by them. With respect to any shares of common stock held by the funds managed by Advent International Corporation, a group of individuals currently composed of David M. Mussafer, Steven M.

Tadler and David M. McKenna, none of whom have individual voting or investment power, exercises voting and investment power over any shares beneficially owned by Advent International Corporation. Each of David M. Mussafer, Steven M. Tadler and David M. McKenna disclaims beneficial ownership of any shares held by the funds managed by Advent International Corporation, except to the extent of their respective pecuniary interest therein. The address of Advent International Corporation and each of the funds listed above is c/o Advent International Corporation, Prudential Tower, 800 Boylston Street, Suite 3300, Boston, MA 02199.
(2)	Each of Messrs. Collins, Doubrava and Tadler disclaim beneficial ownership of the shares of common stock held by the funds managed by Advent International Corporation, except to the extent of their respective pecuniary interest therein. Messrs. Collins’, Doubrava’s and Tadler’s address is c/o Advent International Corporation, Prudential Tower, 800 Boylston Street, Suite 3300, Boston, MA 02199.
(3)	Consists of: (a) 5,570 shares of common stock held by Mr. Currie and (b) 2,923 RSUs that will vest within 60 days of April 13, 2018.
(4)	Consists of: (a) 475,075 shares of common stock held by Tri-Arc Food Systems, Inc. Tommy L. Haddock is the president and director, and a major stockholder, of Tri-Arc Food Systems, Inc. and has voting and investment power over such shares of our common stock held by Tri-Arc Food Systems, Inc., (b) 5,401 shares of common stock held by Mr. Haddock and (c) 2,923 RSUs that will vest within 60 days of April 13, 2018.
(5)	Consists of 2,594 RSUs that will vest within 60 days of April 13, 2018.
(6)	Consists of: (a) 2,770 shares of common stock held by Ms. Johnson and (b) 2,923 RSUs that will vest within 60 days of April 13, 2018.
(7)	Consists of: (a) 983 shares of common stock held by Mr. Jordan, (b) 115,625 shares of common stock issuable in respect of options that are exercisable within 60 days of April 13, 2018 and (c) 5,937 RSUs that will vest within 60 days of April 13, 2018.
(8)	Consists of: (a) 43,409 shares of common stock held by Mr. Kibler, (b) 401,010 shares of common stock issuable in respect of options that are exercisable within 60 days of April 13, 2018 and (c) 2,923 RSUs that will vest within 60 days of April 13, 2018.
(9)	Consists of: (a) 40,487 shares of common stock held by Mr. Kussell, (b) 323,467 shares of common stock issuable in respect of options that are exercisable within 60 days of April 13, 2018 and (c) 2,923 RSUs that will vest within 60 days of April 13, 2018.
(10)	Consists of: (a) 11,935 shares of common stock held by Mr. Rutledge and (b) 848,314 shares of common stock issuable in respect of options that are exercisable within 60 days of April 13, 2018.
(11)	Consists of: (a) 5,154 shares of common stock held by Ms. Roberts (b) 6,625 shares of common stock issuable in respect of options that are exercisable within 60 days of April 13, 2018 and (c) 3,062 RSUs that will vest within 60 days of April 13, 2018.
(12)	Consists of 2,923 RSUs that will vest within 60 days of April 13, 2018
(13)	Consists of: (a) 19,420,509 shares of common stock held by the group, (b) 888,817 shares of common stock issuable in respect of options that are exercisable within 60 days of April 13, 2018 and (c) 32,877 RSUs that will vest within 60 days of April 13, 2018.

Stock Ownership and Retention Guidelines

The compensation committee approved stock ownership and retention guidelines for named executive officers, other officers and non-employee directors effective as of June 2016. The stock ownership and retention guidelines were designed to assist in focusing officers and covered non-employee directors on the long-term success of the Company and on stockholder value by requiring them to hold a meaningful stake in the Company over the long term. The stock ownership guidelines are expressed as a multiple of base salary for named executive officers and other officers and as a multiple of annual cash retainer (excluding committee and chair fees) for non-employee directors as follows:

Position	Multiple of Salary/Annual Cash Retainer
Chief Executive Officer	3x
Section 16(a) Officers (excluding the CEO)	2x
Other Officers	1x
Non-Employee Directors	4x

Officers and non-employee directors are expected to meet the applicable guideline no more than five years after first becoming subject to it. Until such time as an officer or non-employee director reaches his or her target multiple, he or she will be required to hold 50% of (a) the shares of common stock that are subject to restricted stock and restricted unit awards that become vested and (b) shares acquired upon exercise of stock options (determined (i) on the date the restricted stock and restricted stock units vest, and (ii) on the date of exercise of the stock options and after deducting a number of shares having a market value on such date equal to the exercise price of the exercised stock options). Shares of our common stock owned outright by the executive (directly or indirectly), shares held in the Company’s 401(k) plan (which is currently not an investment option) and the number of shares having a market value on the date of determination equal to sixty percent (60%) of the intrinsic value of vested stock options count toward compliance with these requirements. Mr. Jordan is working towards satisfying his ownership requirement. Ms. Roberts is within the transition period for satisfying her ownership requirement and is working towards satisfying such requirement. Messrs. Haddock, Kibler and Kussell have satisfied their ownership requirement as of December 31, 2017. Ms. Johnson and Messrs. Currie, Hull and Rowan are within the transition period for satisfying their ownership requirement and are working towards satisfying such requirement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC and NASDAQ. Executive officers, directors and greater than 10% beneficial owners are required by the Exchange Act to furnish us with copies of all Section 16(a) forms they file. As an administrative matter, we assist our executive officers and directors by monitoring transactions and filing Section 16 reports on their behalf. Based on our records, compliance program, and review of written representations, we believe that during fiscal year 2017 our executive officers, directors and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements, except for one Form 4 for Mr. Romeo that inadvertently omitted securities acquired by and granted to his spouse, which was thereafter corrected in an amendment to such Form 4 filing.

EQUITY COMPENSATION PLAN INFORMATION

The following table contains information about our equity compensation plans as of December 31, 2017:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(1)	Weighted- average exercise price of outstanding options, warrants and rights (b)(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	3,613,774	$5.29	3,714,819
Equity compensation plans not approved by security holders	—	—	—

Total	3,613,774	$5.29	3,714,819

(1)	Includes 189,642 shares of common stock issuable upon vesting of outstanding RSUs.
(2)	Represents the weighted-average exercise price of outstanding stock options and does not include RSUs, which have no exercise price.

Please see note 20 to our audited financial statements and “Bojangles’, Inc. Amended and Restated 2011 Equity Incentive Plan Summary” above for a description of the 2011 Plan.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The following is a description of transactions to which we have been a party, since December 26, 2016, in which the amount involved in the transaction exceeds $120,000, and in which any of our directors, executive officers or to our knowledge, beneficial owners of more than 5% of our capital stock or an affiliate or immediate family member thereof had or will have a direct or indirect material interest, other than employment, compensation, termination and change in control arrangements with our executive officers and directors, which are described under “Executive and Director Compensation.” We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions with unrelated third parties.

Stockholders’ Agreement

In August 2011, in connection with Advent’s investment in Bojangles’, we entered into a stockholders’ agreement with Advent, Messrs. Kibler and Kussell, and certain other investors. In accordance with this agreement, the holders of our capital stock agreed to vote their shares in favor of the election to our Board of six original individuals designated by Advent, which subsequently increased to seven members in February 2014, to nine members in May 2015, to ten members in March 2016, and then to eleven members in September 2017. As of March 2018, and currently, there are ten members on our Board: Messrs. Currie, Collins, Haddock, Kibler, Kussell, Doubrava, and Tadler, who were originally elected pursuant to the terms of the stockholders’ agreement, and Ms. Johnson and Messrs. Hull and Rowan who were originally elected based on the nominating and corporate governance committee’s recommendation.

In addition, our stockholders’ agreement provided certain rights to certain of our stockholders with respect to our capital stock, including tag-along rights and drag-along rights in respect of the sale of shares of our capital stock, as well as certain restrictions on the transfer of our shares. Our stockholders’ agreement also provided us with a right of first refusal to purchases of our shares if certain stockholders desired to sell their shares pursuant to a bona fide third-party offer. All provisions of our stockholders’ agreement, except the provisions relating to registration rights which are discussed below, terminated upon the closing of our IPO.

Our stockholders’ agreement contains registration rights that require us to register shares of our common stock held by the stockholders who are parties to the stockholders’ agreement in the event we register for sale, either for our own account or for the account of others, shares of our common stock in future offerings, which included the IPO. These stockholders will be able to participate in such registration on a pro rata basis, subject to certain terms and conditions. At least 30 days prior to the effective date of any registration statement, notice is to be given to all holders of registrable securities party to the stockholders’ agreement outlining their rights to include their shares in that registration statement, and we must register any securities which such holders request to be registered, within 20 days of receipt of notice. However, we may withdraw or cease proceeding with any such registration provided that such withdrawal or cessation applies to all equity securities originally proposed to be registered. A stockholder may withdraw any securities that it has previously elected to include in a registration statement pursuant to such registration rights.

Our stockholders’ agreement also permits Advent to make an unlimited number of requests that we register all or any part of the registrable securities held by them under the Securities Act. In such demand registrations, subject to certain exceptions, the other parties to the stockholders’ agreement have certain rights to participate on a pro rata basis, subject to certain conditions. In November 2016, we filed a registration statement on Form S-3 pursuant to which 25,779,981 shares of our common stock, including all shares held by Advent, were registered. Certain other parties to the stockholders’ agreement also registered a portion of the registerable securities held by them on the Form S-3 filed in November 2016. Parties to the stockholders’ agreement are able to demand registration on Form S-3 under certain circumstances. The exercise of these registration rights and the sale of a large number of shares of our common stock could cause the price of our common stock to decline.

The stockholders with these registration rights hold an aggregate of 19,410,711 shares of our common stock, of which 18,879,981 of such shares of common stock are subject to a currently effective registration statement. We will be required to bear any additional costs incurred in connection with these registrations or related offerings, other than underwriting discounts and commissions. The registration rights described above could result in substantial future expenses for us and adversely affect any future equity or debt offerings.

Indemnification of Officers and Directors

We have entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements provide the executive officers and directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted under law and our amended and restated certificate of incorporation and amended and restated bylaws. Additionally, we may enter into indemnification agreements with any new directors or executive officers that may be broader in scope than the specific indemnification provisions contained in Delaware Law and our amended and restated certificate of incorporation and amended and restated bylaws. There is no pending litigation or proceeding naming any of our directors or officers for which indemnification is being sought, and we are not aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

Agreements with Mr. Haddock and Affiliates

One of our directors, Mr. Haddock, is also one of our significant franchisees, and, through his affiliates, has a number of agreements and business arrangements with us. Mr. Haddock’s affiliates include:

(i)	Tri-Arc Food Systems, Inc. (“Tri-Arc”), of which Mr. Haddock and his family are beneficial owners of 50% of the capital stock of Tri-Arc;

(ii)	New Generation Foods, LLC (“NGF”), of which certain members of Mr. Haddock’s family are beneficial owners of 100% of the membership interests of NGF;

(iii)	JZF Properties, LLC (“JZF”), of which certain members of Mr. Haddock’s family are beneficial owners of 100% of the membership interests of JZF; and

(iv)	Cajun Jack’s, LLC (“Cajun Jack’s”), of which certain members of Mr. Haddock’s family are beneficial owners of 100% of the membership interests of Cajun Jack’s.

Tri-Arc is one of our franchisees. Tri-Arc remits payments to the Company for royalties, marketing, and franchise license fees. As of December 31 2017, gross accounts receivable due from Tri-Arc was $0.5 million. For fiscal 2017, the Company recognized royalty revenue of $5.3 million from Tri-Arc. In addition, the Company reimburses Tri-Arc for shared marketing costs. Total payments to Tri-Arc for the marketing costs were $0.1 million for fiscal 2017.

NGF is one of our franchisees. NGF remits payments to us for royalties, marketing, and franchise license fees. As of December 31, 2017, gross accounts receivable due from NGF was $0.1 million. For fiscal 2017, we recognized royalty revenues of approximately $0.6 million from NGF.

JZF leases land and a building to us for use as a Company-operated restaurant. For fiscal 2017 we made total rent payments of approximately $0.2 million to JZF.

Cajun Jack’s is one of our franchisees. Cajun Jack’s remits payments to us for royalties, marketing, and franchise license fees. As of December 31, 2017, gross accounts receivable due from Cajun Jack’s was $11 thousand. For fiscal 2017, we recognized royalty revenues of approximately $0.1 million from Cajun Jack’s.

Panthers Football, LLC (the “Panthers”) is owned by family members of certain stockholders of Tri-Arc. We have marketing and sponsorship agreements with the Panthers. Total expenses incurred under these agreements for fiscal 2017 were approximately $0.7 million. As of December 31, 2017, gross accounts receivable due from the Panthers was $10 thousand.

MAR Real Estate, LLC (“MRE”) is owned by a certain stockholder of Tri-Arc. MRE leases land and buildings to us for use as Company-operated restaurants. For fiscal 2017, we made total rent payments of approximately $0.3 million to MRE.

Catco Bo Memorial, LLC (“CBM”) is owned by a certain stockholder of Tri-Arc. CBM leases land, equipment and a building to us for use as a Company-operated restaurant. For fiscal 2017 we made total rent payments of $0.1 million to CBM.

MRMJ Holdings, LLC (“MRMJ”) is owned by a certain stockholder of Tri-Arc. MRMJ leases land and a building to us for use as a Company-operated restaurant. For fiscal 2017 we made total rent payments of $0.1 million to MRMJ.

Employment of Kelly D. Vu.

Kelly D. Vu, Mr. Romeo’s spouse, was employed by the Company in fiscal year 2017 and received total compensation of approximately $0.2 million, which included base salary, fair market value of equity awards, 401(k) matching contribution and imputed life insurance.

Policy Concerning Related Party Transactions

Our Board has adopted a written policy relating to the approval of related party transactions. Our audit committee reviews certain financial transactions, arrangements, and relationships between us and any of the following related parties to determine whether any such transaction, arrangement or relationship is a related party transaction:

•	any of our directors, director nominees or executive officers;

•	any beneficial owner of more than 5% of our outstanding stock; and

•	any immediate family member of any of the foregoing.

Our audit committee reviews any financial transaction, arrangement or relationship that:

•	involves or will involve, directly or indirectly, any related party identified above and is in an amount greater than $120,000;

•	would cast doubt on the independence of a director;

•	would present the appearance of a conflict of interest between us and the related party; or

•	is otherwise prohibited by law, rule or regulation.

Our audit committee will review each such transaction, arrangement or relationship to determine whether a related party has, has had or expects to have a direct or indirect material interest. Following its review, the audit committee will take such action as it deems necessary and appropriate under the circumstances, including approving, disapproving, ratifying, canceling or recommending to management how to proceed if it determines a related party has a direct or indirect material interest in a transaction, arrangement or relationship with us. Any member of the audit committee who is a related party with respect to a transaction under review will not be permitted to participate in the discussions or evaluations of the transaction; however, the audit committee member will provide all material information concerning the transaction to the audit committee. The audit committee will report its action with respect to any related party transaction to our Board. Our audit committee has ratified or approved the transactions described above in accordance with this policy.

OTHER BUSINESS

As of the date of this proxy statement, management does not intend to present and has not been informed that any other person intends to present any matter for action not specified in this proxy statement. If any other matters properly come before the Annual Meeting, it is intended that the proxy holders will act on those matters in accordance with their best judgment.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements or Notice of Internet Availability of Proxy Materials for two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for the Company.

Some banks, brokers and other nominee record holders may follow the practice of sending only one copy of our proxy statement or Notice of Internet Availability of Proxy Materials to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.

If you prefer, the Company will promptly deliver a separate copy of the document to you if you request one by writing or calling as follows: 9432 Southern Pine Boulevard, Charlotte, North Carolina 28273, Attn: Secretary and telephone number is 704-527-2675. If you want to receive separate copies of the proxy statement or Notice of Internet Availability of Proxy Materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the address and phone number above.

STOCKHOLDER PROPOSALS FOR 2019 ANNUAL MEETING OF STOCKHOLDERS

In order to be included in the Company’s proxy statement for the 2019 annual meeting of stockholders, a stockholder proposal must be received in writing by the Company at 9432 Southern Pine Blvd., Charlotte, North Carolina, 28273, Attn: Secretary no later than December 20, 2018, and must otherwise comply with the requirements of our amended and restated bylaws and applicable rules of the SEC, including Rule 14a-8 of the Exchange Act. To submit a proposal, a stockholder must be entitled to vote on such proposal at the annual meeting of stockholders and must be a stockholder of record at the time of giving notice of the proposal and at the time of the 2019 annual meeting of stockholders.

Our amended and restated bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders or to nominate candidates for election as directors at an annual meeting of stockholders must provide timely notice of such proposed business in writing. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, our principal executive office at the address listed above not less than 90 days nor more than 120 days prior to the first anniversary of the date on which the Company held the preceding year’s annual meeting. To be timely, the notice must be received by the Company’s Secretary at the above address no earlier than February 7, 2019 and no later than March 9, 2019. In the event that the date of the annual meeting is advanced or delayed by more than 25 days before or after the date of the anniversary of the preceding year’s annual meeting, the notice, in order to be timely, must be received no later than the 10th day following the day on which public announcement of the date of such meeting is first made or by such later date as may be indicated in such public announcement. The notice must also describe the stockholder proposal in reasonable detail and provide certain other information required by the Company’s amended and restated bylaws. A copy of the Company’s amended and restated bylaws is available upon request from the Company’s Secretary at the address set forth above.

ANNUAL REPORT ON FORM 10-K

A copy of our annual report on Form 10-K for the fiscal year ended December 31, 2017, as filed with the SEC, will be mailed with this proxy statement to those stockholders that elect to receive a paper copy of the proxy materials. For those stockholders that receive the Notice of Internet Availability of Proxy Materials, this proxy statement and our fiscal 2017 Annual Report are available without charge at www.edocumentview.com/BOJA. The Form 10-K and exhibits may also be obtained without charge from our website, www.bojangles.com under the “Investors” section, or directly from the SEC’s website, www.sec.gov.

In addition, we will provide, without charge, a copy of our 2017 annual report on Form 10-K (including the financial statements and the financial statement schedules but excluding the exhibits thereto) to any stockholder of record or beneficial owner of our common stock. Requests can be made by writing to 9432 Southern Pine Boulevard, Charlotte, North Carolina 28273, Attn: Secretary.

By Order of the Board of Directors,

Laura Roberts

Secretary

APPENDIX A

Fiscal Year 2017 Performance—GAAP to non-GAAP Reconciliation

We consider net income to be a key performance indicator that shows the overall health of our entire business. We typically utilize net income in conjunction with the non-GAAP financial measure EBIT and Adjusted EBIT when establishing performance goals related to annual cash incentive compensation.

EBIT represents Company net income before interest expense (net of interest income), amortization of deferred debt issuance costs and provision for income taxes. Adjusted EBIT represents Company net income before interest expense (net of interest income), amortization of deferred debt issuance costs, provision for income taxes and certain adjustments at the discretion of the compensation committee, as identified in the reconciliation table below.

Adjusted EBIT as presented in this proxy statement is a supplemental measure of our performance that is neither required by, nor presented in accordance with, GAAP.

(Dollar amounts in thousands)	Fiscal Year Ended December 31, 2017(a)
Net income	$72,006
Income tax benefit	(26,125)
Amortization of deferred debt issuance costs	614
Interest expense, net	6,447

EBIT	52,942
Public offering expenses	3
Executive separation expenses(b)	551

Adjusted EBIT	$53,496

(a)	Fiscal Year 2017 consisted of fifty-three weeks.
(b)	Represents severance and legal fees associated with former executives departing the Company.

A-1

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on June 6, 2018.

Vote by Internet

•	Go to www.investorvote.com/BOJA

•	Or scan the QR code with your smartphone

•	Follow the steps outlined on the secure website

Vote by telephone

•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

•	Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees in Proposal 1 and FOR Proposal 2.
1. Election of Directors Class III Nominees:									+

	For	Withhold		For	Withhold		For	Withhold
01 - Steven J. Collins	☐	☐	02 - Robert F. Hull, Jr.	☐	☐	03 - Steven M. Tadler	☐	☐

	For	Against	Abstain
2. To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2018.	☐	☐	☐

B Non-Voting Items
Change of Address — Please print new address below.	Meeting Attendance
	Mark box to the right if you plan to attend the Annual Meeting.	☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

1 U P X	+

02SVHB

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Bojangles’, Inc.

Notice of 2018 Annual Meeting of Stockholders

Bojangles’, Inc. corporate office, 9432 Southern Pine Boulevard, Charlotte, North Carolina 28273

Proxy Solicited by Board of Directors for Annual Meeting — June 7, 2018

James R. Kibler and M. John Jordan, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present at the Annual Meeting of Stockholders of Bojangles’, Inc. to be held on June 7, 2018 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees in Proposal 1 and FOR Proposal 2.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)